Exhibit 99.5

BEFORE

THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of Ohio Power Company for Authority to Issue Phase-In-Recovery Bonds to Recover Phase-In Costs and Financing Costs, and Impose and Coiled Phase-In-Recovery Charges, and for Tariff and Bill Format Approvals and for Commission Action.
	) ) ) ) ) ) )	Case No. 12-1969-EL-ATS

In the Matter of the Application of Ohio Power Company for Approval of a Change in Bill Format.	) ) )	Case No. 12-2999-EL-UNC

FINANCING ORDER

The Commission finds:

I.   BACKGROUND

Pursuant to its December 14, 2011, Opinion and Order in Case Nos. 11-351-ELAIR and 11-352-EL-AIR (collectively, 11-352), In the Matter of the Application of Columbus Southern Power Company and Ohio Power Company, Individually and, if Their Proposed Merger is Approved, as a Merged Company (Collectively AEP Ohio) for an Increase in Electric Distribution Rates, the Commission authorized Ohio Power Company and Columbus Southern Power Company1 (prior to its merger with Ohio Power Company on December 31, 2011, in which Ohio Power Company was the surviving entity and its resulting tariff incorporated rates, terms, and conditions for the Ohio Power Rate Zone and the Columbus Southern Power Rate Zone) to implement a new rider, the Deferred Asset Recovery Rider (DARR), in order to collect certain distribution costs deferred as regulatory assets pursuant to Commission authorization in various prior proceedings.  Specifically, the distribution regulatory assets being recovered through the DARR are comprised of the following costs and charges (Phase-In Costs):

(1)
Consumer education, customer choice implementation, and transition plan filing costs approved in Case Nos. 99-1729- EL-ETP and 99-1730-EL-ETP, In the Matter of the Applications of Columbus Southern Power Company and Ohio Power Company for Approval of Their Electric Transition Plans and for Receipt of Transition Revenues;

(2)	Rate Stabilization Plan rate case expenses plus carrying charges approved in Case No. 04-169-EL-UNC, In the Matter of the

1	For the purpose of this Financing Order, Ohio Power Company and Columbus Southern Power Company shall be jointly reffered to as Ohio Power.

12-1969-ATS
12-2999-EL-UNC

Application of Columbus Southern Power Company and Ohio Power Company for Approval of a Post-Market Development Period Rate Stabilization Plan;

(3)
Carrying charges on distribution line extension charges, approved in Case 01-2708-EL-001, In the Matter of the Commission’s Investigation Into the Policies and Procedures of Ohio Power Company, Columbus Southern Power Company, Cleveland Electric Illuminating Company, Ohio Edison Company, The Toledo Edison Company, and Monongahela Power Company Regarding the Installation of New Line Extensions;

(4)
Monongahela Power Company transfer integration costs plus carrying charges and acquired net regulatory assets approved in Case No. 05-765-EL-UNC, In the Matter of the Transfer of Monongahela Power Company’s Certified Territory in Ohio to the Columbus Southern Power Company;

(5)
AEP Ohio’s voluntary Ohio Green Power Pricing Program costs plus carrying charges approved in Case No. 06-1153- EL-UNC, In the Matter of the Application of Columbus Southern Power Company and Ohio Power Company for Approval of a Plan to Provide Additional Options for Customer Participation in the Electric Market; and

(6)
Storm costs related to the Hurricane Ike windstorm experienced in September 2008 plus debt carrying costs, approved in Case No. 08-1301-EL-AAM, In the Matter of the Application of Columbus Southern Power Company and Ohio Power Company for Authority to Modify Their Accounting Procedure for Certain Storm-Related Services Restoration Costs.

(Application at 1, 2).

Full recovery of the deferred costs associated with the DARR is expected to occur by December 31, 2018 (Application, Ex. A).  Ohio Power states that as of June 30, 2012, the DARR balance was $309 million.  The estimated balance of the DARR as of November 30, 2012, was $291.5 million.  (Id at 3.)

II.   APPLICABLE LAW

The 129th General Assembly passed HB 364 on December 14, 2011, establishing Sections 492823 through 4928.2318, Revised Code, (Act), for the purpose of providing electric distribution utilities (EDUs) with the mechanism to securitize, through the issuance of Phase-In-Recovery (PIR) Bonds, certain debt previously approved by the Commission.  Pursuant to the Act, which was signed into law on December 21, 2011, and became effective on March 22, 2012, EDUs may seek a Financing Order from the Commission to securitize certain types of costs known as deferred assets.  These assets include fuel costs, infrastructure costs, and

12-1969-ATS
12-2999-EL-UNC

environmental clean-up expenses that the Commission has allowed a utility to defer and collect from customers.  Section 4928.231(B), Revised Code, describes the requisite components of the application for a Financing Order.

Section 4928.01(A)(6), Revised Code, provides that an EDU means an electric utility that supplies at least retail electric distribution service.  Pursuant to Section 4928.231, Revised Code, an EDU may apply to the Commission for a Financing Order that authorizes the following:

(1)	The issuance of FIR Bonds, in one or more series to recover uncollected Phase-In Costs;

(2)
The imposition, charging, and collection of FIR Charges, in accordance with the adjustment mechanism approved by the Commission under Section 4928.232, Revised Code, and consistent with the Commission’s authority regarding governmental aggregation as provided in division (I) of Section 4928.20, Revised Code, to recover both of the following:

(a)	Uncollected Phase-In Costs;

(b)	Financing Costs.

(3)	The creation of PIR Property under the Financing Order.

Pursuant to Section 4928.231, Revised Code, the application must include the following:

(1)	A description of the uncollected Phase-In Costs that the EDU seeks to recover through the issuance of PIR Bonds;

(2)	An estimate of the date each series of PIR Bonds are expected to be issued;

(3)	The expected term during which the Phase-In Costs associated with the issuance of each series of PIR Bonds are expected to be recovered;

(4)	An estimate of the Financing Costs, as described in Section 4928.23, Revised Code, associated with the issuance of each series of PIR Bonds;

(5)
An estimate of the amount of PIR Charges necessary to recover the Phase-In Costs and Financing Costs set forth in the application and the calculation for that estimate, which calculation shall take into account the estimated date or dates of issuance and the estimated principal amount of each series of PIR Bonds;

(6)	For PIR Charges not subject to allocation according to an existing order, a proposed methodology for allocating PIR Charges among

12-1969-ATS
12-2999-EL-UNC

customer classes, including a proposed methodology for allocating such charges to government aggregation customers based upon the proportionate benefit determination made under division (I) of Section 4928.20, Revised Code;

(7)	A description of a proposed adjustment mechanism for use as described in division (A)(2) of this Section 4928.31, Revised Code;

(8)
A description and valuation of how the issuance of PIR Bonds, including Financing Costs, will both result in cost savings to customers and mitigate rate impacts to customers when compared to the use of other financing mechanisms or cost-recovery methods available to the EDU; and

(9)	Any other information required by the Commission.

Consistent with Section 4928.232(D)(1), Revised Code, the Commission shall not issue a Financing Order under Section 4928.232(C), Revised Code, unless the Commission determines that the Financing Order is consistent with Section 4928.02, Revised Code.  Pursuant to Section 4928.232(D)(2), Revised Code, in order to issue a Financing Order, the Commission must find that the issuance of the PIR Bonds and the PIR Charges authorized by the order results in, consistent with market conditions, both measurably enhancing cost savings to customers and mitigating rate impacts to customers as compared with traditional financing mechanisms or traditional cost recovery methods available to the EDU or, if the Commission previously approved a recovery method, as compared with that recovery method.

III.   APPLICATION OVERVIEW AND PROCEDURAL HISTORY

On July 31, 2012, Ohio Power filed an application and exhibits seeking authority to recover the Phase-In Costs and Financing Costs, identified supra, through the issuance of PIR Bonds payable from the collection of PIR Charges, and to impose and collect such PIR Charges.2 Additionally, Ohio Power seeks the requested tariff approvals (Ohio Power Supplemental Initial Comments, Ex. G).3 Further, Ohio Power requests that the Commission consider the application on an expedited basis.  The application was filed pursuant to the Act (Application at 1).

2
Pursuant to its Supplemental Initial Comments of January 4, 2013, Ohio Power revised the exhibits included in its initial application.  For the purposes of its summary and review of the application, the Commission will rely upon the revised exhibits.

3
Additionally, Ohio Power originally sought, in 12-1969-EL-ATS (124969), In the Matter of the Application of Ohio Power Company for Authority to Issue Phase-In-Recovery Bonds to Recover Phase-In Costs and Financing Costs, and Impose and Collect Phase-In-Recovery Charges, and for Tariff and Bill Format Approvals and for Commission Action, approval for bill format changes related to the proposed securitization.  The Commission notes that Ohio Power subsequently filed a separate application Case No. 12-2999-EL-UNC (12-2999), In the Matter of the Application of Ohio Power Company for Approval of a Change in Bill Format, specific to this issue.  The bill format request in 12-1969 was suspended pursuant to the attorney examiner Entry of August 14, 2012.  The bill format request in 12-2999 was suspended pursuant to the attorney examiner Entry of November 27, 2012.

12-1969-ATS
12-2999-EL-UNC

Ohio Power represents that it is an Ohio corporation engaged in the distribution of electricity for sale to retail customers in the state of Ohio under rates and tariffs approved by this Commission and is an EDU, pursuant to Section 4928.01(A)(6), Revised Code (Id. at 4).

According to Ohio Power, the Act provides for an EDU to securitize certain previously approved Phase-In Costs through the issuance of PIR Bonds pursuant to a Financing Order issued by the Commission.  Consistent with Section 4928.232(D), Revised Code, Ohio Power requests that the Commission authorize the issuance of the 2 Pursuant to its Supplemental Initial Comments of January 4, 2013, Ohio Power revised the exhibits included in its initial application.  For the purposes of its summary and review of the application, the Commission will rely upon the revised exhibits.  PIR Bonds if such issuances result in, consistent with market conditions, measurably enhancing cost savings to customers and mitigating rate impacts to customers as compared with the Commission’s previously-approved recovery methods or traditional financing mechanisms, and are consistent with Ohio policy as set forth in Section 4928.02, Revised Code (Id. at 5).  Ohio Power represents that the PIR Bonds will be issued at an effective interest rate (after taking into account upfront and ongoing Financing Costs) lower than the Commission authorized carrying charges on Ohio Power’s deferred assets (Id. at 6).

Ohio Power submits that the PIR Bonds will be structured in such a manner to achieve the highest credit rating (i.e., AAA or equivalent from applicable rating agencies) and a lower cost than its existing Commission approved carrying charge and, therefore, will result in both measurably enhancing cost savings to customers and mitigating rate impacts as compared with the currently approved recovery method (i.e., DARR) (Id. at 13, 20).  The proceeds from the issuance of the FIR Bonds, after the payment of the upfront Financing Costs, will be applied to the reduction of Ohio Power’s existing debt through the avoidance of refinancing long-term debt maturing in 2013 and defeasance of other long-term debt4 (Id. at 4).

According to Ohio Power, the benefit to customers of the lower effective interest rate versus the currently authorized carrying charge in the DARR is reflected in a reduction in the expense amount payable by customers on both a nominal and net present value basis as compared with the existing recovery mechanism (Id. at 6).  Specifically, consistent with Revised Ex. A (including the Commission’s advisor fee) of Ohio Power’s Supplemental Initial Comments, Ohio Power represents that, based upon the proposed recovery period, the estimated nominal cost savings to customers is approximately $22 million in the aggregate.  The net present value of the expected customer savings is estimated to be $28.8 million based on interest rates and market conditions at the time of the estimate.  Therefore, Ohio Power believes that the proposed securitization will provide cost savings and will mitigate rate impacts to customers by flowing the cost savings through to customers in a manner that yields lower associated rates compared to the cost recovery method previously approved by the Commission (Id.).

In its original application, Ohio Power requested that the Commission issue a Financing Order pursuant to the provisions of Sections 4928.232(C) and 4928.232(D)(2), Revised Code, authorizing the issuance of PIR Bonds up to an aggregate principal amount of approximately $320 million in one or more series and in one or more tranches (Id. at 5).  The actual amount of

4	As reflected in Ohio Power’s Supplemental Initial Comments, the defeasance of other long-term debt was subsequently removed from the application by Ohio Power (Supplemental Initial Comments at 1).

12-1969-ATS
12-2999-EL-UNC

the PIR Bonds issued will be an amount equal to (i) the deferral balance of Phase-In Costs collectible through the DARR as of the month-end which is at least 20 days prior to the date of the pricing of the PIR Bonds and (ii) the estimated upfront Financing Costs (Id. at 5, 6).

Specifically, Ohio Power proposes to issue one tranche in the amount of $149 million with an expected maturity of 3.71 years, and a second tranche in the amount of $149,018,000 million with an expected maturity of 6.71 years (Ohio Power, Revised Ex. C, March 12, 2013).  Ohio Power states that the PIR Bonds will have a later final legal maturity date of no more than one additional year after the expected maturity date by which the PIR Bonds must be paid in full in the event that collections of the PIR Charges are lower than projected prior to the expected maturity date (Application at 7).  Assuming no material changes in market conditions, Ohio Power would expect to issue the PIR Bonds within 120 days of the Financing Order becoming a Final Financing Order as defined in Section 4928.23(G), Revised Code (Id.).

Through its application, Ohio Power proposes to establish a new Deferred Asset Phase-In Rider (Phase-In Rider) in order to recover the securitized costs associated with its existing deferred assets currently recovered under the DARR.  The proposed Phase-In Rider is 7.1911 percent of the customer’s base distribution charges pursuant to Ohio Power’s approved tariff schedules, excluding charges under any applicable riders (Ohio Power Supplemental Initial Comments, Revised Ex. G).  Revised Exhibit G of the application contains the proposed tariff pages reflecting the estimated tariff charges based upon currently available information related to the terms of the proposed issuance of PIR Bonds.  It also includes the withdrawal of the DARR.  (Id.; Application at 11).  Consistent with Section 4928.232(H), Revised Code, Ohio Power commits to filing final tariffs in conjunction with its Issuance Advice Letter in order to reflect actual debt service, other Financing Costs, and any other revised assumptions, such as electricity consumption (Id).

Ohio Power intends to use the proceeds from the issuance and sale of the PIR Bonds, net of upfront Financing Costs, to redeem, retire, or repay a portion of its existing debt (Id. at 6).  Ohio Power states that the proceeds from the PIR Bonds will:  (i) allow full collection of the associated Financing Costs, and (ii) compensate Ohio Power for Phase-In Costs at an effective interest rate (after taking into account upfront and ongoing Financing Costs) that is lower than Ohio Power’s Commission authorized rate-of-return for such regulatory assets (Id.).  Based on an assumed issuance date of January 15, 2013, Ohio Power has estimated a $291.5 million deferral balance of Phase-In Costs collectable through the DARR and an estimated $6.53 million in upfront Financing Costs, including independent financial advisor fees, for an approximate issuance amount of $298,018,000 (Ohio Power Supplemental Initial Comments, Revised Exs. A, B).  Ohio Power recognizes the actual timing of the issuance will depend on a number of factors, including, among other things, whether the registration statement for the PIR Bonds is approved, the timing of the issuance of the Financing Order and its becoming final, and financial market conditions (Application at 5).  Upon the issuance of the PIR Bonds, Ohio Power will reduce the DARR deferral by the amount of the PIR Bonds issued.  Ohio Power will make a final reconciliation filing within ninety days after the date of the bond issuance to address the remaining deferral balance of the DARR (Id. at 11).

12-1969-ATS
12-2999-EL-UNC

Additionally, Ohio Power estimates that the ongoing annual Financing Costs will be approximately $621,518.5 (Ohio Power Supplemental Initial Comments, Revised Ex. B).  Ohio Power recognizes that actual Financing Costs will vary from the estimates due to market conditions, the Securities Exchange Commission (SEC) registration process, and other factors, such as the actual costs of retiring existing longterm debt, and the cost of debt servicing if there are significant delays related to customer payments.  Ohio Power commits that, no later than the close of business on the second business day after pricing the PIR Bonds, it will file an Issuance Advice Letter that provides a final estimate of the upfront Financing Costs, as well as the estimated ongoing Financing Costs.  (Application at 8.)

Ohio Power submits that the proposed securitization will benefit customers through the lower costs of securitization as compared with the carrying charges previously authorized in the DARR (Id. at 4).  The expected rate mitigation is based on current interest rates, market conditions, and the existing DARR as approved by the Commission (Id.).  The existing DARR provides for a carrying charge of 5.34 percent and Ohio Power asserts that consumers will benefit as long as the weighted average interest rate of the PIR Bonds does not equal or exceed a weighted average rate of 4.259 percent on a net present value or 3.278 percent on a nominal basis based on the inclusion of the independent financial advisor fees (Ohio Power’s Supplemental Initial Comments, Revised Exhibit A).  Further, Ohio Power notes that upon issuance of the proposed PIR Bonds, Ohio Power customers are expected to have an estimated PIR Charge of 7.1911 percent of base distribution revenue (Id., Revised Exhibit G).  If the DARR continues as previously approved, Ohio Power customers will continue to pay a monthly charge of 8.501 percent of base distribution revenue.  (Application at 10, 11).  Ohio Power provides a comparison of the customer bill impacts of the Phase-In Rider compared to the DARR for various customer classes in both the Ohio Power Rate Zone and the Columbus Southern Power Rate Zone (Ohio Power Supplemental Comments, Revised Ex. F).

In order to implement the proposed securitization, Ohio Power will form a bankruptcy-remote, special purpose entity (SPE), which will be a separate, wholly-owned limited liability company expected to be organized in the state of Delaware.  The SPE will be known as Ohio Power Phase-In-Recovery Bonds I. The SPE will be a subsidiary of Ohio Power.  (Application at 6, 7, 15.)  The SPE will have no employees and it will engage with other parties to undertake the activities necessary to issue the PIR Bonds and perform other functions in connection with the issuance of the PIR Bonds (Id. at 15, 16).

Following formation of the SPE, Ohio Power will transfer, sell or assign its PIR Property to the SPE, which will be an assignee of the PIR Property as defined in Section 4928.23(B), Revised Code, and as provided for in Section 4928.234(A), Revised Code (Id. at 19).  According to Ohio Power, the sale of the PIR Property will occur concurrently with the issuance of the PIR Bonds (Id. at 17).  The SPE will acquire the PIR Property from Ohio Power using the net proceeds from the PIR Bonds (Id. at 18).  A structure/transaction flow chart has been provided as Exhibit H to the application.  Ohio Power requests that the Financing Order confirm the

5
Ohio Power estimated ongoing annual Financing Costs with Ohio Power as the servicer.  If a non-utility successor servicer is needed, Ohio Power estimates that ongoing annual Financing Costs could exceed $2,690,000.  Ongoing Financing Costs are addressed by the Commission in Section V(E)(2) of this Financing Order.  [Ohio Power Supplemental Initial Comments, Revised Ex. B (with the Commission advisor fee).]

12-1969-ATS
12-2999-EL-UNC

formation of the SPE, the sale of PIR Property to the SPE, and the issuance by the SPE of PIR Bonds secured by the PIR Property and other assets and property owned by the SPE (Id. at 15, 17).

According to Ohio Power, consistent with Section 4928.23(K), Revised Code, the PIR Property shall include the property, rights and interests of Ohio Power or its SPE assignee to, pursuant to this Financing Order, impose, charge and collect the PIR Charges together with the revenues, receipts, collections, rights to payment, payments, monies, claims, or other proceeds arising from the rights and interests created under the Financing Order (Id. at 14).  The repayment of the PIR Bonds by the SPE will be secured by a first priority pledge and security interest in all right, title, and interest of the SPE in (i) the PIR Property, (ii) the transaction documents, (iii) the collection account and all sub-accounts established in the indenture under which the PIR Bonds will be issued, (iv) the cash used to capitalize the SPE, and (v) all other property owned by the SPE (with limited exceptions as may be appropriate), and (vi) all proceeds of each of the foregoing (Id. at 18).

The SPE will establish one or more segregated trust accounts (Collection Account) into which the PIR Charge remittances will be deposited.  The indenture trustee will timely apply funds from these accounts in order to pay principal and interest on the PIR Bonds and other Financing Costs (Id. at 16).  The Collection Account will include one or more sub-accounts, including a general sub-account, a capital sub-account, and an excess funds sub-account (Id.).

The PIR Bonds will not be included in the regulatory capital structure of Ohio Power on a going- forward basis and, instead, will be recorded in accordance with Generally Accepted Accounting Principles (GAAP) as long term debt on the balance sheet of Ohio Power’s bankruptcy-remote SPE for financial reporting purposes.  Because the SPE will be consolidated with Ohio Power for financial reporting purposes, the PIR Bonds will, under GAAP, also be reflected on the consolidated balance sheet of Ohio Power (Id. at 7).

In order to accomplish the securitization, Ohio Power will capitalize the SPE in an amount anticipated to be 50 percent of its initial principal balance of PIR Bonds.  Such amount will be held in a capital sub-account and will be pledged to secure the PIR Bonds.  The amount in the capital sub-account will be available to pay ongoing Financing Costs that may vary from estimates due to an unexpected shortfalls in collections or increases in such Financing Costs (Id. at 16,17).

Ohio Power explains that it will issue two specific tranches (classes) of bonds with different fixed interest rates and maturity dates.  Tranche A-1 will be in the amount of $149,000,000 with a proposed interest rate of .58 percent and an expected maturity of 3.71 years.  Tranche A-2 will be in the amount of $149,018,000 with a proposed interest rate of 1.55 percent and an expected maturity of 6.71 years.  (Ohio Power, Revised Ex. C, March 12, 2013).  Ohio Power explains that the PIR Bonds will have a later final maturity of one additional year after the expected maturity date by which the PIR Bonds must be paid in full in the event that collections of the PIR Charges are lower than projected prior to the expected maturity date (Application at 7).  The expected issuance date for the FIR Bonds, assuming no material changes in market conditions, will be within 120 days of the Financing Order becoming the Final Financing Order (Id.).The indicative transaction structure, including the recommended tranches with initial

12-1969-ATS
12-2999-EL-UNC

principal amounts, first scheduled principal payment dates, expected maturity dates, final legal maturity dates, and average lives are provided in Ohio Power’s Supplemental Comments, Revised Exhibit D. According to Ohio Power, the final number of tranches, payment and maturity date and average lives may differ from those set forth in the application due to market conditions on the date of pricing of the PIR Bonds (Id. at 7, 8).

Additionally, Ohio Power requests that the Commission establish that the PIR Charges are nonbypassable and that all customers, including those participating in government aggregation, will be responsible for repayment of the FIR Bonds (Id. at 13).

As reflected in Ohio Power’s Supplemental Initial Comments, Revised Exhibit E, Ohio Power proposes a formula-based adjustment mechanism (PIR reconciliation methodology) pursuant to which true-up filings must be made annually to correct for any under-collections or over-collections during the preceding period and to ensure that the PIR Charges continue to generate amounts sufficient to timely pay all scheduled payments of principal and interest and any other amounts due in connection with the FIR Bonds for the 12-month period following the true-up adjustment.  The intent is that following any adjustment, each rate schedule will pay approximately the same proportion of the total PIR Charges as it otherwise would pursuant to the DARR under the existing recovery methodology (Id. at 12).  The true-up filings may be made on a semi-annual basis or quarterly after the last scheduled maturity date of the PIR Bonds, provided certain conditions are satisfied (Ohio Power Supplemental Initial Comments, Revised Ex. E).

On August 1, 2012, the office of the Ohio Consumers’ Counsel (OCC) filed a motion to intervene in 12-1969.  In support of its motion, OCC pointed out that, if the requested Phase-In Costs and Financing Costs are approved, they will be charged to the residential utility customers of Ohio Power, who are represented by OCC.  On December 12, 2012, the attorney examiner issued an Entry granting OCC’s motion to intervene.

In order to afford all interested persons the opportunity to provide comments on the application filed by Ohio Power, a comment cycle for the filing of initial and reply comments was established pursuant to the attorney examiner Entry of August 14, 2012.  Initial comments were filed by the Commission Staff (Staff) and OCC.  Reply Comments were filed by Ohio Power and the OCC.  On November 9, 2012, Ohio Power filed a motion for leave to file supplemental comments in order to address new issues arising after the deadlines for initial and reply comments had passed.  Pursuant to Commission Entry of December 12, 2012, all parties were afforded the opportunity to file supplemental initial comments and supplemental reply comments.  Supplemental initial comments were filed by Ohio Power and Staff.  Supplemental reply comments were filed by Ohio Power, Staff, and OCC.  Consistent with the Entry of December 12, 2012, the application in 12-1969 was suspended in order to allow for further review and evaluation by the Commission.

Finally, on November 16, 2012, Ohio Power filed an application in 12-2999 for a change in bill format pursuant to Rule 4901:1-10-22(C), Ohio Administrative Code, (O.A.C).  However, Ohio Power had already proposed a change in bill format in its application in 12-1969 (Application at 14).  The language in the application for a change in bill format in 12-2999 is different from the language originally proposed in the application in 12-1969.  On December 3, 2012, OCC filed a motion to intervene, a motion to suspend automatic approval, and initial

12-1969-ATS
12-2999-EL-UNC

comments in response to the application in 12-2999.  On December 4, 2012, Ohio Power filed a memorandum contra to OCC’s motion to intervene, motion to suspend automatic approval, and initial comments.  The Commission finds that OCC’s motion to intervene in 12-2999 is reasonable and should be granted.  Furthermore, the Commission notes that at the time OCC filed its motion to suspend automatic approval of the application in 12-2999, the attorney examiner had already suspended the application.  With the applications in 12-1969 and 12-2999 suspended, and with the overlap of issues set forth in the two cases, the Commission finds that the two cases should be consolidated in this Financing Order for the purpose of considering the issues raised in the applications pending in both cases.

IV.   COMMENT SUMMARIES

A.	Staff Initial Comments

Staff reviewed Ohio Power’s securitization application and concurs that the proposed securitization will benefit customers by providing cost savings and rate mitigation.  In particular, Staff states that it applied the following tests and reviews in order to verify whether the proposed securitization transaction satisfied certain conditions:  (1) the total revenue test, (2) the present value test, (3) the proceeds test, and (4) bond structuring and pricing review (Staff Initial Comments at 17, 34).

Staff believes that the proposed securitization, as set forth in the initial application, meets the total revenue test based on the conclusion that total amounts billed under securitization is less than the total amounts billed under DARR (Id. at 18).  Specifically, Staff opines that, based on the scenario set forth in the initial application, securitization will result in savings of about $12 million.  This $12 million in savings is the difference between total amounts billed under DARR of about $341 million and total amounts billed under securitization of about $329 million.  (Id. at 19).

Staff states that the proposed securitization as set forth in the initial application meets the present value test.  According to Staff, this test is intended to ensure that the net present value of the amounts billed under securitization does not exceed the present value of total amounts billed under DARR over the PIR Bond life discounted using the proposed interest rate on the PIR Bonds (Id. at 20).  Based on the scenario set forth in the initial application, Staff concurs that, if it is assumed that the PIR Bonds are issued with a weighted average annual interest rate on the PIR Bonds of 1.28 percent, there will be nominal savings to customers of about $11.8 million and a net present value savings to customers of about $20.4 million when compared to the cost recovery mechanism previously approved by the Commission through the DARR (Id. at 20).  However, Staff notes that if the weighted average annual interest rate on the PIR Bonds reaches at or above 2.32 percent on a nominal basis, or at or above 3.32 percent on a net present value basis, no savings will be realized by customers as a result of the securitization (Id. at 21; See also, Application, Ex. A).  For this reason, and the fact that the Financing Order must be reasonably expected to result in cost savings to customers and reasonably expected to mitigate rate impacts as compared with traditional financing or recovery methods, Staff recommends that Ohio Power seek further Commission approval after pricing of the PIR Bonds occurs if the upfront Financing Costs or ongoing Financing Costs exceed the amount estimated in the initial

12-1969-ATS
12-2999-EL-UNC

application by greater than 5 percent of the estimated amount (Staff Initial Comments at 29; See also, Application, Exhibit C).

Additionally, Staff opines that, based on the scenario set forth in the initial application, the proposed securitization meets the proceeds test.  According to Staff, this test is intended to ensure that the proceeds from the PIR Bonds are primarily used for the purposes of the repayment Ohio Power’s existing debt.  (Staff Initial Comments at 21.)

Staff also avers that, based on the scenario set forth in the initial application, the proposed securitization satisfies the bond structuring and pricing review.  The bond structuring and pricing review test is intended to ensure that the structuring and pricing of the PIR Bonds results in the lowest PIR Charges consistent with market conditions and the terms of the Financing Order.  Staff believes that Ohio Power has designed and structured the proposed securitization financing to ensure that the PIR Bonds receive the highest bond rating reasonably possible, and accomplishes both measurably enhancing cost savings to customers and mitigates rate impacts to customers through securitized PIR Bonds.  Staff noted that the actual investor market-clearing interest rates for the PIR Bonds will be determined through the marketing and price discovery process.  (Id. at 21, 22.)

Staff reviewed the scenario set forth in Ohio Power’s initial securitization application and concurs that the financing terms and costs appear to be in conformance with general market conditions and are, therefore, reasonable.  However, Staff recommends that the Commission condition its approval of Ohio Power’s securitization subject to the existence of actual Financing Costs that do not to exceed 5 percent of the estimations provided in the application in order to ensure that the actual financing terms and costs incurred by Ohio Power reflect the projected financing terms and costs (Id. at 23).  Ohio Power’s application has no such limit.  Instead, Ohio Power has requested that it be permitted to recover any remaining upfront Financing Costs through traditional rate-making mechanisms.  Staff recommends that the Commission deny this aspect of the application and, instead, implement a hard cap that the actual upfront Financing Costs not exceed the estimated amount by greater than 5 percent (Id. at 25).

Also to ensure that the actual financing terms and costs incurred by Ohio Power reflect the projected financing terms and costs, Staff recommends that the Commission should require Ohio Power to submit an Issuance Advisory Letter following the determination of the final terms of the FIR Bonds, but before the actual issuance of the PIR Bonds.  Specifically, Staff states that the initial PIR Charges set forth in the Issuance Advice Letter should become effective (without further action from the Commission) on the date of issuance of the PIR Bonds unless the Commission issues an order finding that the proposed issuance of the PIR Bonds does not comply with the requirements of the Financing Order by noon on the fifth business day after pricing.  (Id. at 24.)

Staff notes that competitive third-party billing/collection is not currently permitted by the Commission rules.  Therefore, Staff recommends that if the Commission establishes rules relating to competitive third-party billing/collection, Ohio Power should be permitted to implement such features, as long as it does not result in additional burden on Ohio Power’s customers on a going forward basis.  Staff believes that third-party billing/collection costs should

12-1969-ATS
12-2999-EL-UNC

not be included as part of the recoverable, ongoing costs contemplated by the application, or by any other rates or charges.  (Id. at 27.)

According to Staff, Ohio Power’s proposed true-up mechanism methodology for the Phase-In Rider is reasonable provided that the Commission is not required to review and approve the true-up adjustment within a 15-day period (Id. at 31).  Rather, Staff recommends that the Commission establish a procedural schedule for each true-up adjustment in order for new rates to become effective (Id.).

B.	OCC Initial Comments

OCC believes that the Commission and Ohio Power should utilize the entire 135 days contemplated by the statute to review the application and render a decision.  According to OCC, utilizing the full 135 days will enable the parties and the Commission to conduct a more comprehensive review of the proposed securitization and ensure that the securitization will result in measurably enhanced cost savings to customers.  According to OCC, market conditions are not likely to change during the time allotted by statute.  (OCC Initial Comments at 12.)  OCC further asserts that the potential reductions or adjustments to the initial and ongoing Financing Costs and interest rates on the PIR Bonds that can be achieved as a result of a more detailed and comprehensive review may outweigh any potential savings that could result from an expedited schedule (Id. at 14).

OCC agrees with Ohio Power’s proposal that the PIR Bonds be issued with a fixed interest rate, at one time, and through a registered public offering under the U.S. Securities Act of 1933, as amended (Securities Act).  (Id. at 17, 18.)

OCC believes that Ohio Power should be required to be the servicer of the PIR Bonds.  To the extent that no EDU successor willing or able to assume such servicing duties, and a non-utility third-party servicer is necessary, OCC recommends the use of a third-party servicer and that the associated fees be approved in advance by the Commission.  (Id. at 19.)

OCC believes that Ohio Power should explore additional channels for marketing and selling the PIR Bonds.  Specifically, OCC believes that the PIR Bonds should be priced and marketed through a more competitive and open process such as an auction-type public offering.  OCC contends that combining an auction-type public offering with some privately negotiated sales would result in a lower interest to the benefit of Ohio Power’s customers (Id. at 19, 20).

OCC believes Ohio Power should provide additional information to support and justify the amounts of the estimated upfront and ongoing Financing Costs (Id. at 20).  In support of its position, OCC submits that, currently in Ohio, there are few benchmarks, if any, regarding the expenses incurred before, during, and after the securitization process (Id. at 21).

Furthermore, OCC recommends that the Commission establish caps on the costs of individual items included in the upfront and ongoing Financing Costs.  OCC recommends that the following expense items be capped at a pre-determined level:  Underwriters’ Fees, Accountant Fees, Company Advisor Fees and Expenses, Legal Fees, Trustee/Trustee Counsel Fees, and Miscellaneous Administration Costs (Id.).  Unless proposed otherwise by Staff or OCC, OCC believes the cap for these specified expenses should be set at the amount of the cost

12-1969-ATS
12-2999-EL-UNC

estimate provided in the application (Id. at 21, 22).  According to OCC, any expenses exceeding the pre-determined cap should be paid by Ohio Power (Id. at 22).

OCC believes that debt retirement costs should be further explained with an emphasis on the specific debt securities to be retired, the provisions of the debt securities governing the payment of debt retirement costs, and the calculation of debt retirement costs (Id. at 22, 23). the initial application, should be disallowed.  OCC believes that the proceeds of the proposed securitization should not be used solely for corporate separation purposes, and that the costs of corporate separation and divestiture should not offset the benefits of securitization.  Specifically, OCC believes that these expenses are unrelated to the creation and recovery of the phased-in deferral and, therefore, should not be used to offset the benefits of securitization to all customers.  (Id. at 23.)

Finally, on December 3, 2012, OCC presented initial comments in 12-2999 regarding the application for approval of a change in bill format.  OCC argues that Ohio Power’s proposed definition for the term “Deferred Asset Phase-In Rider”, which is the Phase-In Rider, is not clear and understandable in accordance with Rule 4901:1-10-22(B), O.A.C. In its December 4, 2012, memorandum in opposition, Ohio Power argues that OCC failed to propose alternative language or make a suggestion on how to more clearly define the Phase-In Rider.

C.	Ohio Power Initial Reply Comments

Ohio Power responds to Staff’s recommendation that upfront Financing Costs not exceed the amount estimated in the application by greater than 5 percent of the estimated amount.  In particular, Ohio Power submits that if the upfront Financing Costs were to exceed 5 percent of the estimated amount, it would not proceed with the issuance of the bonds and, instead, would continue to collect the DARR at the existing rate of 5.34 percent.  (Ohio Power Initial Reply Comments at 1, 2.)

Ohio Power disagrees with Staff’s recommendation that Ohio Power seek Commission approval if the ongoing Financing Costs exceed the estimated ongoing Financing Costs set forth in the application by greater than 5 percent.  Ohio Power asserts that it is critical to the rating of the PIR Bonds that the ongoing Financing Costs be paid by the SPE, and not by Ohio Power, since the rating of the PIR Bonds is to be based on the SPE’s credit attributes and bankruptcy remote status.  According to Ohio Power, if a cap is placed on ongoing Financing Costs, then Ohio Power becomes the alternative source of payment and its credit history could become relevant.  Instead, the credit rating agencies will insist that ongoing Financing Costs be recoverable from the FIR charges.  (id.  at 3, 4.)  Ohio Power asserts that the SPE must be able to cover all of its ongoing Financing Costs, that all agreements between Ohio Power and the SPE be at arms length, and that Ohio Power cannot assume or guarantee payment of obligations of the SPE, such as ongoing Financing Costs, if the desired AAA rating for the FIR Bonds is to be obtained (Id. at 4).  Commission’s conclusions in Ohio Power’s corporate separation case (Case No. 11- 346-EL-SSO et al.) (Id. at 5).

Ohio Power disagrees with Staff’s recommendation to add an additional day to the proposed time frame for the review of the Issuance Advice Letter.  Ohio Power asserts that five days to review the Issuance Advice Letter will result in closing on the sixth day, which creates an

12-1969-ATS
12-2999-EL-UNC

extra day of exposure to market disruptions.  (Id. at 7.)  To assist Staff, Ohio Power proposes to provide a draft Issuance Advice Letter two weeks prior to the expected date of the commencement of the marketing of the PIR Bonds.  To the extent that Staff has specific concerns, Ohio Power recommends that within one week of receipt of the draft Issuance Advice Letter, Staff should provide Ohio Power with any comments or recommendations regarding the adequacy of the information provided in the draft Issuance Advice Letter.  (Id.)

Ohio Power disagrees with Staff’s recommendation that the Commission set a procedural schedule for each true-up adjustment (Id.).  Ohio Power believes that such a requirement is unnecessary, would potentially jeopardize the AAA rating of the bonds, and does not comport with Section 4928.238(B), Revised Code (Id. at 8).  According to Ohio Power the AAA rating of the bonds could be jeopardized because rating agencies prefer true-up adjustments to be automatic and implemented on an expeditious basis (e.g., a 15-day automatic approval) subject only to mathematical review (Id.).  Furthermore, Ohio Power asserts that Section 4928.238(B), Revised Code, limits the Commission’s review of a true-up filing to a determination of whether there is a mathematical error in the application of the adjustment mechanism.  Since Ohio Power believes Commission is limited to a review of mathematical error alone, it believes that setting a procedural schedule would be unnecessary.  (Id.)

Ohio Power agrees with Staff’s proposal to provide annual updates based upon 12 months of data (Id. at 8).  In stating its agreement, Ohio Power asserts that it can utilize true-ups based upon 12 months of data so long as the effective date of an adjustment is no more than 15 days after filings in order to ensure that it has sufficient revenues to make all debt payments (Id.).  Ohio Power asserts that while a true-up adjustment based on 12 months of data is appropriate, it must be able to maintain the option to file an interim true-up adjustment if necessary (Id.).

Ohio Power agrees with Staff that the savings in the transaction should be identified and updated in the Issuance Advice Letter (Id.).  However, Ohio Power disagrees with Staff’s recommendation that the Commission condition its approval of the Financing Order upon Ohio Power achieving a weighted average annual interest rate on the PIR Bonds below 2.32 percent (Id.).  Ohio Power asserts that the 2.32 percent breakeven coupon set forth in the Application was based on market conditions at the time the application was filed, as well as on numerous assumptions.  Ohio Power asserts that because the assumptions are likely to change, the 2.32 percent threshold should not be included as a limitation in the Financing Order.  According to the company, the final bond structure and the final terms of the FIR Bonds will be described in the Issuance Advice Letter and provided to the Commission after the PIR Bonds are priced, but before the FIR Bonds are issued.  (Id. at 9, 10.)

Ohio Power agrees with most of Staff’s recommended changes to the Issuance Advice Letter, including that the Issuance Advice Letter should contain a schedule confirming the customer savings and quantifying the nominal and present value savings (Id. at 10).

Ohio Power agrees with Staffs recommendation that if any third-party billing/ collection is performed in the future, no additional costs from such billing/collection should be imposed on customers (Id. at 11).

12-1969-ATS
12-2999-EL-UNC

Ohio Power disagrees with OCC’s recommendation to utilize the entire 135 days permitted by 4928.232(B), Revised Code.  Ohio Power believes that extra time should not be taken and should not be necessary.  Furthermore, Ohio Power points out that credit market conditions may change and this risk should be minimized by preventing any unnecessary delay.  (Id.)

Ohio Power disagrees with OCC’s recommendation that the Commission hire a financial advisor.  Ohio Power believes that Staff’s expertise should be sufficient and that the Issuance Advice Letter process will ensure that notice is given regarding the securitization measurably enhancing cost savings to customers and mitigating rate impacts to customers.  Furthermore, Ohio Power disagrees that it should be held responsible for the cost of the Commission’s financial advisor.  Rather, Ohio Power believes that the fee for any financial advisor should be considered an upfront Financing Cost.  (Id. at 11, 12.)

Ohio Power agrees with OCC’s recommendation that it be the initial, and likely only, servicer of the FIR Bonds.  However, Ohio Power asserts that in order for the PIR Bonds to receive a AAA rating, the rating agencies will likely insist that the transaction documents provide for the possibility of a successor servicer unaffiliated with Ohio Power.  Rating agencies may further insist that the Financing Order authorize an increase in the servicing fee to the successor servicer due to the need for a successor servicer to duplicate the existing systems of Ohio Power.  Therefore, Ohio Power contends that a successor servicer will have to charge a fee higher than that of Ohio Power.  (Id. at 13, 14.)

Ohio Power disagrees with OCC’s recommendation that the company market and sell the FIR Bonds in a competitive auction.  Ohio Power points out that it is common for securitization transactions to be negotiated sales and that it is uncommon for these types of transaction to be conducted through a competitive bid process.  Ohio Power is only aware of one such securitization transaction having been conducted through a competitive bid process.  Ohio Power asserts that a competitive bid process could result in higher, not lower, clearing prices because the bids will likely be based upon the underwriters’ subjective, potentially conservative, judgments of market clearing prices.  Ohio Power asserts that a negotiated sale process should be utilized because it feels comfortable with the process as an efficient and transparent way of achieving the best pricing for the PIR Bonds.  (Id. at 14-16.)

Finally, on December 4, 2012, Ohio Power presented reply comments in 12-2999 regarding its application for approval of a change in bill format.  Ohio Power argues that its proposed definition for the “Deferred Asset Phase-In Rider” is clear and understandable in accordance with Rule 4901:1-10-22(B), O.A.C., and was filed in coordination with Staff.  Ohio Power also argues that OCC failed to propose alternative language or make a suggestion on how to more clearly define the Phase-In Rider.  (12-2999, Ohio Power Memorandum in Opposition to Motions and Initial Comments at 2).

D.	OCC Initial Reply Comments

OCC disagrees with Staff’s recommendation that the Commission authorize Ohio Power to defease the Pollution Control Recovery Bonds only if it is consistent with the Commission conclusions in Ohio Power’s corporate separation case (OCC Initial Reply Comments at 7).

12-1969-ATS
12-2999-EL-UNC

OCC argues that the phrase “consistent with the Commission conclusions in Ohio Power’s corporate separation case” is arbitrary and insufficiently explained by Staff.  OCC states that, irrespective of the Commission’s decision in Ohio Power’s corporate separation case, the debt retirement costs associated with the Pollution Control Recovery Bonds should not be collected from customers through securitization and the resulting PIR charges (Id.).

In support of its position, OCC asserts that this securitization application should not be put on hold until the outcome of the corporate separation case.  Additionally, OCC believes that the costs of Ohio Power’s corporate separation should be collected through a traditional ratemaking mechanism, and not through the proposed securitization.  (Id. at 8.)  Further, OCC argues that spending $11 million in order to retire a debt of $33 million, is an unreasonably high amount and that Ohio Power and Staff have both failed to identify the financial or economic benefits of doing so.  OCC also contends that the collection of debt retirement costs solely for the purpose of corporate separation may violate Rule 4928.02(H), Revised Code.  (Id. at 9.)  According to OCC, Staff’s initial comments also fail to address the requirement that a Financing Order must be consistent with Rule 4928.232, Revised Code, and Ohio’s electric services policy (Id.).

E.	Ohio Power Supplemental Initial Comments

Ohio Power notes that on October 10, 2012, the Commission issued its decision in Case No. 12-1126-EL-UNC (12-1126), In the Matter of the Application of Ohio Power Company for Approval of an Amendment to its Cooperate Separation Plan (Corporate Separation Order), in which it did not permit the company to fund the defeasance costs of the Pollution Control Recovery Bonds with securitization proceeds.  As a result of the Order in 12-1126, Ohio Power submitted, as part of its Supplemental Initial Comments, revised Exhibits A, B, C, and D reflecting the removal of the defeasance costs originally included as part of the estimated upfront Financing Costs identified in the original application filed in 12-1969.  (Supplemental Comments at 1.)  Ohio Power also included an additional version of Exhibits A and B to reflect both the removal of the defeasance costs and the additional upfront Financing Costs that would be incurred for a financial advisor under the terms similar to those set forth in Case No. 12-1465-EL-ATS (12-1465).  In the Matter of the Joint Application of Ohio Edison Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company for Authority to Issue Phase-In-Recovery Bonds and Impose, Charge and Collect Phase-InRecovery Charges and for Approval of Tariff and Bill Format Changes.  The second version of revised Exhibit B also reflected the maximum upfront and ongoing Financing Costs that would be incurred if the fees and expenses were to increase five percent over the estimated amounts set forth in the revised Exhibit B. (Id. at 3, 4.)  Ohio Power asserts that the measurable savings identified in the company’s application will be further enhanced by the removal of the defeasance costs (Id. at 5).

Regarding the $1.5 million cap established by Commission in 12-1465 for the purpose of an independent financial advisor, Ohio Power submits that the cap level is at the high end of the historic range compared to decisions issued by other state commissions.  Additionally, Ohio Power notes that in the other state commission proceedings that it cited in its Supplemental Initial Comments, the scope of the services provided by the financial advisor was greater than that contemplated in this case.  Further, Ohio Power believes that the structure of its proposed securitization should be simpler than the financings contemplated in the 12-165 since it will

12-1969-ATS
12-2999-EL-UNC

involve a single securitization for a single entity.  Given the absence of defeasance costs, Ohio Power submits that the calculations of cost savings will be more straightforward relative to other transactions.  Therefore, Ohio Power avers that the amount of the financial advisor fee in this case should reflect the simplicity of the financing compared to the securitization proposed in 12-1465.  (Id. at 4.)

F.	Staff Supplemental Initial Comments

According to Staff, Ohio Power now estimates a $291.5 million deferral balance of Phase-In Costs collectable through the DARR at the assumed date of issuance of January 15, 2013 (Staff Supplemental Initial Comments at 3).  Staff also points out that Ohio Power estimates $6.53 million of upfront Financing Costs for an approximate PIR Bond issuance amount of $298,018,000 (Id.).  Staff notes that, based upon the proposed recovery period of seven years, Ohio Power now estimates that the cost savings to customers on a nominal basis and on a net-present value basis (without the inclusion of Commission advisor fees) would be about $22 million and $28.8 million, respectively, based on current interest rates and market conditions (Id.).

Staff highlights the fact that the proposed securitization is expected to mitigate rate impacts to Ohio Power’s customers by flowing the cost savings through to customers in a manner that yields lower associated rates in comparison to the cost recovery method previously approved by the Commission (Id.).  Specifically, Staff points out that the DARR provides for a carrying charge of 5.34 percent and that consumers will benefit so long as the expected weighted average interest rate of the PIR Bonds does not exceed 4.2 percent on a net present value basis, and does not exceed 3.3 percent on a nominal value basis as reflected in Ohio Power’s Supplemental Initial Comments, Revised Ex. A (Id. at 4).  Staff recognizes that Ohio Power, based upon current market conditions, typical structural features, and other features, now estimates that the weighted average annual interest cost of the PIR Bonds to be less than 1.09 percent.  Staff notes that Ohio Power believes that, based on this interest rate, the issuance of the proposed PIR Bonds will result in significant cost savings and mitigation of rate impacts (Id.).

Staff notes that Ohio Power, in its Supplemental Initial Comments, revised its upfront Financing Costs to reflect the removal of about $11 million in debt retirement/ defeasance costs of Pollution Control Recovery Bonds and to reflect the addition of the maximum financial advisor fees similar to those established in 12-1465.  According to Staff, Ohio Power now represents that, based on these modifications, the upfront Financing Costs will be an amount in the aggregate of approximately $6.5 million including the financial advisor’s fee of approximately $1.5 million.  Staff highlights the company’s revised estimate that it will incur ongoing Financing Costs of $621,518 if it is the servicer of the PIR Bonds and will incur ongoing Financing Costs of about $2.6 million if a third party functions as the servicer of the FIR Bonds.  (Id. at 4, 5.)

Staff reviewed Revised Exhibit A to Ohio Power’s Supplemental Initial Comments, which reflects a comparison of the existing rate-making structure to the proposed securitization structure.  Based on its review, Staff believes that that the rate development methodology is reasonable as long as the financing structure results in a reduction of the amount payable by

12-1969-ATS
12-2999-EL-UNC

customers on both a nominal and net present value basis as compared with existing recovery mechanisms.  (Id. at 11.)

Specifically, Staff applied a number of tests and reviews to verify that the proposed securitization transaction satisfies certain conditions.  Staff determines that Ohio Power’s proposal satisfies the total revenue test since the total revenues from the PIR charges will be less than the total revenue under the Commission’s previously approved recovery methods (Id. at 6 citing Ohio Power’s Supplemental Initial Comments, Ex. A).  Staff determine that the revised securitization scenario satisfies the present value test because Ohio Power’s retail consumers will pay $28.8 million less on a present value basis than they would pay if the same balance was recovered through the previously approved recovery methods (Id. at 6).  Additionally, Staff determines that the proceeds test will be satisfied when Ohio Power primarily uses the proceeds received from the issuance of PIR Bonds to redeem, retire, and repay a portion of existing debt (Id. at 7).  Finally, Staff concludes that the proposed securitization financing appears to have been designed and structured to ensure that the PIR Bonds receive the highest bond rating possible, consistent with the objective of obtaining the lowest overall cost of financing through securitized PIR Bonds (Id.).

Specific to the concerns raised by Ohio Power regarding the Commission’s determinations in 12-1465, Staff asserts that Ohio Power has not raised any new information or circumstances beyond that addressed in the Commission’s Financing Order or Entry on Rehearing in 12-1465 (Id. at 12).

G.	OCC Supplemental Reply Comments

In response to Ohio Power’s recommendation that the Commission consider adopting a fee cap for an independent financial advisor that is lower than the cap established in 12-1465, OCC submits that a proposed fee range with a cap of $1,500,000 and no floor, in conjunction with the use of a competitive Request for Proposal process is a reasonable parameter for the hiring of an independent financial advisor.  In support of its position, OCC submits that “[c}onsidering the importance of an independent financial advisor, the technical nature of the transaction, and the potential benefits to the Utility shareholders and customers, the Commission’s authorized range and disbursement of the fee for its independent financial advisor is reasonable.”  (OCC Supplemental Reply Comments at 3.)

As further support for its position, OCC compared the 12-1465 independent financial advisor cap to other proposed service fees estimated in the application (e.g., legal fees of $2,250,000 and underwriter fees of $1,482,540) (Id.at 4).  Finally, OCC asserted that “[Oven the important responsibility of the independent financial advisor for minimizing costs to consumers, paying the first $500,000 (or a lesser amount) of the Advisor’s fee out of the underwriter’s spread is justified and in the best interest of customers” (Id.).  Finally, OCC avers that a financial advisor fee similar to that ordered in 12-1465 is on par with those approved by other state commissions (Id. at 4, 5).

OCC rejected Ohio Power’s claim that the advisor fee in this case should be less than that in 12-1465 due to the fact that the current case involves a single utility and the absence of defeasance costs.  Specifically, OCC points out that regardless of these differences, “ [t]he tasks

12-1969-ATS
12-2999-EL-UNC

facing an independent financial advisor in assisting the Commission regarding the pricing and selling of PIR Bonds by Ohio Power will be no less than those tasks involved in the pricing and marketing of PIR Bonds by the three FirstEnergy electric utilities” (Id. at 6).

H.	Ohio Power Supplemental Reply Comments

Ohio Power’s supplemental reply comments are in response to Staff’s Supplemental Initial Comments and were intended to clarify statements made by Staff regarding the reviews and tests applied by Staff to evaluate Ohio Power’s application.  These tests are the total revenue test, the present value test, the proceeds test, and the bond structuring and pricing review.  While Ohio Power agrees with Staff’s determination that the proposed securitization satisfies all four tests, Ohio Power notes that tests are not statutorily mandated.  (Ohio Power Supplemental Reply Comments at 2.)

Furthermore, Ohio Power argues that the proceeds test is inconsistently described by Staff.  Specifically, Ohio Power notes that Staff refers to the proceeds test in regards to both existing debt and in regards to existing long-term debt (Id.).  Ohio Power asserts that the reference to existing long-term debt is incorrect since Ohio Power intends to use the proceeds primarily to repay both current maturities of longterm debt and short-term debt (Id.).

I.	Staff Supplemental Reply Comments

Staff’s Supplemental Reply Comments consist of a correction to its Supplemental Initial Comments.  Specifically, the correction recognizes that Ohio Power will not incur certain upfront Financing Costs related to retiring and refunding Ohio Power’s existing long-term debt (Staff Supplemental Reply Comments at 1).

V.   DISCUSSION AND CONCLUSIONS

This case represents one of the first times that the Commission is considering an application filed by an EDU pursuant to the Act, seeking a Financing Order for the issuance of PIR Bonds and to recover uncollected Phase-In Recovery Costs.  Ohio Power is an EDU pursuant to Section 4928.01(A)(6), Revised Code, and, therefore, has the proper standing to have its application in this proceeding considered by the Commission.  Prior to setting forth the actual statutorily required provisions of the Financing Order pursuant to Section 4928.23Z Revised Code, the Commission will first resolve the disputed issues as raised in the context of the parties’ comments in this case.

A.	Time to Consider the Application

The first issue in dispute concerns the amount of time required for the Commission to complete its review of the application.  With respect to the disputed length of time that the Commission should utilize to review the Application, OCC recommends that the Commission avail itself of the entire 135 days permitted by Section 4928.232(C)(1), Revised Code (OCC Initial Comments at 11). However, Ohio Power argues that extra time should not be taken and that credit market conditions could change before a Financing Order is issued (Ohio Power Initial Reply Comments at 11).

12-1969-ATS
12-2999-EL-UNC

On December 12, 2012, the Commission issued an Entry pursuant to Section 4928.232(C)(2), Revised Code, suspending the application for ninety days.  The application was suspended in order to allow for further review and evaluation of the application by the Commission and to allow for the filing of supplemental comments by the parties.  The Commission is mindful of the credit market conditions in existence at the time the application was filed and has refrained from engaging in or promoting unnecessary delay.  The Commission believes that it has availed itself of all the time necessary to review the application and issue this Financing Order, especially in light of the modifications set forth in the Ohio Power’s January 4, 2013, Supplemental Initial Comments.  Additionally, the Commission finds that Ohio Power’s Supplemental Initial Comments filed on January 4, 2013, contained revised exhibits that constituted a material change to the Application.  Furthermore, the Commission finds that a material change to an application for a Financing Order constitutes the refiling of the application which, in this case, pursuant to Section 4928.232(C)(1), Revised Code, grants the Commission 135 days to either issue a Financing Order, grant the application in whole or with modifications, or suspend or reject the application.

B.	Hiring an Independent Financial Advisor

The second issue in dispute is OCC’s request that, similar to other states, the Commission hire a financial advisor to review the reasonableness and prudency of Ohio Power’s proposal and to review the Financing Costs that the customers will be asked to pay, OCC submits that an independent financial advisor working solely for the Commission will help assure that the issuance of the FIR Bonds is consistent with the state electric service policies and measurably enhances customer savings and mitigates customer rate impacts, as required by statute.  (OCC Initial Comments at 15; OCC Initial Reply Comments at 11.)  Further, OCC states that an independent financial advisor could assist in the development of the Financing Order (Id. at 10).  In support of its request, OCC asserts that the securitization of PIR Bonds is distinguishable from the Commission’s review of requests for the issuance of short-term and long-term debts securities.  Specifically, OCC submits that unlike its normal review of debt issuance matters, once a Financing Order is issued in a securitization case, the Commission’s review authority will no longer exist except for the identification of mathematical errors.  As a result, OCC contends that the Commission generally will not be able to review and adjust any PIR Charge collected to pay for the PIR Bonds.  (OCC Initial Comments at 15.)  In support of its request for an independent financial advisor, OCC references the fact that in the state of Texas, an affiliate of American Electric Power (Central Power and Light) supported the use of an independent financial advisor (OCC Initial Reply Comments at 11).

OCC points out that an independent financial advisor will provide an expert opinion that is independent and separate from Ohio Power and that the independent financial advisor could monitor the pricing of the PIR Bonds after the Commission issues its Financing Order.  OCC believes that the task of monitoring is critical since Ohio Power is proposing to sell the PIR Bonds pursuant to a negotiated sale to investors.  (OCC Initial Comments at 17.)  OCC opines that the cost of an independent financial advisor should be in the range of $300,000 to $400,000, which is approximately .14 percent of the amount of debts to be retired.  OCC submits that, consistent with Section 4903.24, Revised Code, the cost of using an outside financial advisor for securitization should be borne by Ohio Power, and not the Commission.  (Id.)

12-1969-ATS
12-2999-EL-UNC

Ohio Power believes that Staff is capable of performing the requisite analyses.  In support of this belief, Ohio Power references Staff’s prior experience in processing other types of financing applications and the comments filed in this proceeding and the questions posed to Ohio Power by Staff.  (Ohio Power Initial Reply Comments at 11.)  Additionally, Ohio Power contends that, through the Issuance Advice Letter Process, it will be able to confirm that the approved securitization both measurably enhances cost savings to customers and mitigates rate impacts to customers compared with the recovery method previously approved by Ohio Power.

Notwithstanding OCC’s arguments regarding the need for additional assistance of an independent financial advisor due to the alleged distinguishing factors between the typical debt proceeding and securitizations such as this case, Ohio Power avers that the Commission’s existing authority is adequate to address any particular concerns.  In particular, Ohio Power states that through a Financing Order and review of the Issuance Advice Letter, the Commission will authorize the maximum amount and description of the Phase-In Costs that may be recovered, a description of the Financing Costs that may be recovered through the PIR Charges, a description of the true-up mechanism, and the maximum term of the FIR Bonds to be issued.  (Id. at 12.)  Finally, Ohio Power responds that if the Commission decides to hire an independent financial advisor, such fee and any associated legal fees should be treated as an upfront Financing Cost (Id. at 13).

In its Supplemental Initial Comments, Ohio Power recognizes that a financial advisor fee was permitted in 12-1465.  While Ohio Power’s supplemental exhibits are premised on a financial advisor fee cap of $1.5 million, similar to that approved in 12-1465, Ohio Power argues that the historic range of financial advisory fees, the scope of services, the point at which the financial advisor is retained, the prior experience of the applicable state commission, and the complexity of the financing structure should all be considered in setting the financial advisor fee.  Therefore, Ohio Power asserts that the financial advisor fee in this case should be less than $1.5 million.  In support of its position, Ohio Power submits that because the terms of the Financing Order will have already been adopted by the Commission prior to the financial advisor’s involvement, the scope of service for the financial advisor will be less than the typical scope of service for financial advisors.  Furthermore, Ohio Power argues that the financial advisor fee should be less than $1.5 million because the structure of Ohio Power’s proposed securitization should be simpler than the securitization contemplated in 124465.  (Ohio Power Supplemental Initial Comments at 4, 5.)

In its Supplemental Reply Comments, OCC argues that $1.5 million for a financial advisor fee is not unreasonable.  Specifically, OCC does not consider the $1.5 million to be an actual fee but, rather, just a cap on the fee.  Similarly, OCC points out that in 12-1465, the $1.5 million financial advisor fee is a cap and that the actual amount has not been determined.  OCC argues that, due to the technical nature of the transaction and the potential benefits to Ohio Power’s shareholders and customers, the range of up to $1.5 million is reasonable.  Furthermore, OCC argues that paying the first $500,000 (or lesser amount) out of the underwriter’s spread is justified and in the best interest of customers.  OCC believes that the cap for the independent financial advisor’s fee that may be ordered in this case is on par with those approved by other commissions across the country.  Finally, OCC argues that Ohio Power’s contention that this case is simpler than the financing in 12-1465 is speculative in nature and that, if it is simpler,

12-1969-ATS
12-2999-EL-UNC

$1.5 million is simply a cap, and not the floor, relative to the hiring of a financial advisor.  (OCC Supplemental Reply Comments at 4, 5, 6).

With respect to OCC’s request that the Commission hire an independent financial advisor to assist in the review of the reasonableness and prudency of Ohio Power’s proposal and the applicable Financing Costs (transaction costs and interest rate) that customers will be asked to pay, the Commission directs Ohio Power to retain an independent financial advisor selected by Staff to serve as the Commission’s designated representative and financial advisor for the purposes of the proposed securitization transaction.  Specifically, the independent financial advisor, as discussed infra, will participate in the pricing and structure of the PIR Bonds and will engage in a review of the final terms of the proposed transaction.  The Commission determines that following such review, the independent financial advisor must file an attestation as to whether the final terms and conditions of the transaction are consistent with this Financing Order.

The Commission finds that the independent financial advisor’s fee should be capped at an amount not to exceed $1,500,000; $500,000 of which will be funded out of the underwriter’s spread and $1,000,000 of which will be included as part of the upfront Financing Costs.  The actual selection of the financial advisor will occur pursuant to a Request for Proposal process under the supervision of Staff.  It is incorrect to prematurely assume that such a process will automatically result in the payment of the capped amount.  Additionally, the Commission agrees with OCC that there is not a direct correlation between the amount of the fee and the amount of the issued bonds.  Specifically, the Commission believes that the scope of the independent financial advisor’s work is independent of the face value of the bonds to be issued.

With respect to the disbursement of the independent financial advisor’s fee out of the spread of the underwriter, the Commission clarifies that the $500,000 amount out of the underwriter’s spread will be adjusted on a prorated basis if the actual fee does not reach the $1,500,000 level.  Finally, the Commission agrees with OCC that the range of the independent financial advisor fee is on par with the independent financial advisor fees approved by other state commissions.

C.	Format of the Sale of the PIR Bonds

The third disputed issue concerns OCC’s recommendation that the PIR Bonds, as a registered public offering under the Securities Act, should be priced and marketed through a more competitive and open process such as an auction-type public offering, as well as through a private negotiated sale (OCC Initial Comments at 19, 20).  By exploring other channels for marketing and selling PIR Bonds, OCC believes that the interest rates associated with the FIR Bonds can be lowered to the benefit of customers (Id. at 20).

In its application, Ohio Power states that it expects the PIR Bonds to be sold pursuant to a negotiated sale to investors coordinated through one or more underwriters (Application at 29).  In support of its proposed transaction structure, Ohio Power states that the complexity of the PIR Bonds and the resulting need for sophisticated marketing make it customary for securities of this type to be structured by the utility with the assistance of a financial advisor and offered pursuant

12-1969-ATS
12-2999-EL-UNC

to a negotiated sale in a public offering (Id.).  Specifically, Ohio Power has selected Citigroup Global Markets, Inc. to assist in the process of structuring this transaction (Id. at 28, 29).

In response to OCC’s request relative to this issue, Ohio Power states that a negotiated sale is the preferred manner to conduct structured transactions such as the one in this case.  Ohio Power notes that negotiated sales involve a comprehensive marketing process of reaching out to investors coordinated through underwriters, with investors submitting indications of interest, and the transaction priced between the issuer and the underwriter at a level where there is expected to be adequate demand for the PIR Bonds to be fully distributed to investors.  (Ohio Power Initial Reply Comments at 14.)

According to Ohio Power, its structuring advisor has indicated that an underwritten negotiated sale is the most common form of marketing for highly structured securities like PIR Bonds and that, based on current market conditions, a transparent marketing process to the broadest range of institutional investors, in conjunction with Ohio Power educating its investor base, will result in the best execution of these securities (Id, at 15).  Ohio Power opines that use of a competitive bid process will result in higher costs (Id.).

Upon a review of the record regarding this issue, the Commission finds that OCC’s request should be denied.  The Commission expects Ohio Power to rely on Citigroup Global Markets, Inc., as the structuring advisor, to structure the FIR Bond offering in such a manner to obtain the most optimal rates, terms, and conditions for the purpose of satisfying the statutory requirements set forth in the Act.  Additionally, the Commission notes that with the involvement of its independent financial advisor and the filing of the Issuance Advice Letter and Certification, it will ultimately have the ability to review the reasonableness of this approach.

D.	Upfront and Ongoing Financing Costs

The fourth issue in dispute between the parties relates to caps on upfront and ongoing Financing Costs.  Pursuant to Section 4928.232(E)(1), Revised Code, the Commission is authorized to establish the maximum amount and a description of the Phase-In Costs that may be recovered through the issuance of the PIR Bonds.

1.	Upfront Financing Costs Should Not Exceed the Estimated Upfront Financing Costs by More Than 5 Percent of the Estimated Amounts on a Line-Item Basis

In regards to upfront Financing Costs, the Commission notes that Ohio Power estimated in its application that upfront Financing Costs would be approximately $16 million in the aggregate, including debt retirement/ defeasance costs, of approximately $11 million and other upfront Financing Costs of approximately $5 million (Application at 8, 9; Application, Ex. B).  On October 10, 2012, the Commission issued its decision in 12-1126 and ordered that Ohio Power not fund defeasance of Pollution Control Recovery Bonds with securitization proceeds.  On January 4, 2013, Ohio Power filed supplemental initial comments with revised exhibits reflecting the Commission’s decision in the Corporate Separation Order.  The Ohio Power’s Supplemental Initial Comments and revised exhibits recognize that defeasance costs will not be included in the upfront Financing Costs and that a financial advisor fee, if adopted by the

12-1969-ATS
12-2999-EL-UNC

Commission, should be included in the upfront Financing Costs.  (Ohio Power Supplemental Initial Comments at 4.)

Staff recommends that the Commission establish a cap of 5 percent over the estimated upfront Financing Costs to allow Ohio Power to recover all of the actual upfront Financing Costs within the limits set forth as part of the PIR Charges (Staff Initial Comments at 25, 36).  OCC recommends that a cap should be placed on the individual costs comprising the upfront Financing Costs and that the cap should be based on the typical or average expenses incurred by other entities for debt securities over the last five to ten years (OCC Initial Comments at 21).  Furthermore, OCC identifies certain items that should be capped.  To the extent that any items have not been identified for a specific adjustment, OCC believes that such costs should be capped at the amount estimated in the application.  (Id. at 22.)  Financing Costs set forth in the application (Ohio Power Initial Reply Comments at 2).  Furthermore, Ohio Power states that if prior to pricing the PIR Bonds, it determines that the upfront Financing Costs are likely to exceed 105 percent of the estimated upfront Financing Costs, Ohio Power could choose not to proceed with the issuance of the bonds and continue to collect the DARR at 5.34 percent (Id.).

The Commission finds that the upfront Financing Costs should not exceed the estimated upfront Financing Costs, delineated in its Supplemental Initial Comments, by more than 5 percent.  The Commission believes this cap is sufficient to permit Ohio Power to recover its actual upfront Financing Costs while ensuring measurably enhanced cost savings to consumers from securitization.  OCC has recommended that the Commission conduct a line-item review of upfront Financing Costs and cap certain costs at the average cost for such line item.  The Commission finds that the upfront and ongoing Financial Costs and the financial advisor fees discussed in this Financing Order, under a single combined issuance, should not exceed five percent of the amounts reflected in the Second Revised Ex. B of Ohio Power’s Supplemental Initial Comments of January 4, 2013.

2.	Ongoing Financing Costs Should Not Exceed the Estimated Ongoing Financing Costs by More than 5 percent of the Estimated Amounts on a Line-Item Basis

In regards to ongoing Financing Costs, Staff recommends that Ohio Power should seek Commission approval if the ongoing Financing Costs exceed the estimated ongoing Financing Costs by greater than 5 percent of the estimated amount (Staff Initial Comments at 36).

OCC recommends the same mechanism for the ongoing Financing Costs as the upfront Financing Costs; that a cap should be placed on each cost of the individual items of the upfront Financing Costs and that the caps should be established based on the typical or average expenses incurred by other entities for debt securities over the last five to ten years (OCC Initial Comments at 21).  OCC identifies certain items that it believes should be capped and argues that any items that it or Staff has not identified for a specific adjustment should be capped at the amount estimated in the application (Id. at 22).

Ohio Power disagrees with Staff’s recommendation that the company seek Commission approval if the ongoing Financing Costs exceed the estimated ongoing Financing Costs by greater than 5 percent of the estimated ongoing Financing Costs set forth in the application.

12-1969-ATS
12-2999-EL-UNC

Furthermore, Ohio Power argues that the Commission should permit the true-up and collection of FIR Charges sufficient to pay all ongoing Financing Costs (Ohio Power Supplemental Initial Comments at 2).  In response to these concerns, Ohio Power states that it is critical to the “AAA” rating of the PIR Bonds that the ongoing Financing Costs be paid by the SPE, and not by Ohio Power, in order that the rating of the bonds be based on the SPEs stand-alone credit attributes and bankruptcy remote status and not be blended with that of Ohio Power.  Additionally, Ohio Power submits that in order to maintain the necessary legal separation, Ohio Power must not retain liability for the SPE’s obligations and that all agreements between Ohio Power and the SPE must be at “arms length” (Ohio Power Initial Reply Comments at 4).  Further, Ohio Power asserts that it is unreasonable to suggest that the company should simply absorb the ongoing cost increases associated with securitization that occur in the normal course of business.  Rather, Ohio Power contends that it has no reason to proceed with securitization if it becomes a net cost to the company.  (Id.)

Upon a review of the record on this issue, the Commission recognizes the fact that although approximately 55 percent of the ongoing Financing Costs are fixed over the life of the PIR Bonds, the remaining costs of the SPE (e.g. Trustee fees and expenses, ongoing rating agency fees, and ordinary course expenses such as legal and accounting fees) could increase over the term of the PIR Bonds due to inflation or fee charges (Id. at 3).  While recognizing the importance that the rating of the bonds be based on the SPE’s stand-alone credit attributes and bankruptcy remote status, and not be blended with that of Ohio Power, the Commission must also ensure that the ongoing expenses not be entirely uncapped and result in the potential that much, if not all, of the savings to customers will be jeopardized.  Therefore, the Commission must balance both of these identified interests.  In doing so, the Commission notes that, while a significant portion of the ongoing expenses are fixed, some of the ongoing expenses are not fixed and may be negotiated.  In order to address the potentiality of an increase to these non-fixed expenses beyond the estimated levels, the Commission concludes that a 5 percent adjustment factor should be adopted.  The Commission finds that the ongoing Financing Costs should not exceed the estimated ongoing Financing Costs by more than 5 percent.  The Commission finds that, rather than the methodology utilized by Ohio Power in Revised Exhibit B of its Supplemental Initial Comments of January 4, 2013, pursuant to which a 5 percent cap would be applied to the aggregate amount of the ongoing Financing Costs, the 5 percent cap is to be applied on a line-item basis so that the amount for each of the ongoing Financing Costs should not exceed the estimated line-item amount by more than 5 percent.

E.	Effective Date of the Issuance Advice Letter

The fifth issue in disput relates to Ohio’s Power’s stated concern regarding Staff’s recommendation that the Issuance Advice Letter should become effective on the date of the issuance of the FIR Bonds unless prior to noon on the fifth business day after pricing, the Commission issues an order finding that the proposed issuance of the PIR Bonds does not comply with the requirements of the Financing Order.

Ohio Power asserts that a five-day review period will likely result in a closing on the sixth day after pricing, thereby creating an additional day of exposure to the markets potentially disrupting the closing.  In support of its position, Ohio Power asserts that all recent securitization transactions have provided four days for review.  In support of its position, Ohio Power proposes

12-1969-ATS
12-2999-EL-UNC

to provide Staff with a draft Issuance Advice Letter two weeks prior to the expected date of commencement of marketing the bonds.

Consistent with Section 4928.235(C)(2), Revised Code, following the issuance of the Financing Order and prior to the actual issuance of the FIR Bonds, the Commission continues to maintain the jurisdiction to determine whether market conditions are such that customers will not realize cost savings from the issuance of the PIR Bonds.  Upon a review of the record regarding this issue, the Commission finds that Staff’s proposal is reasonable and should be adopted.  In making this decision, the Commission notes that it must have adequate time to perform its review of the actual terms of the proposed securitization as set forth in the Issuance Advice Letter.

The Commission directs that for each series of PIR Bonds, Ohio Power shall file the attached Issuance Advice Letter no later than two business days following the pricing date for that series of FIR Bonds.  The Issuance Advice Letter should become effective on the date of issuance of the FIR Bonds unless within four complete business days following the filing of the Issuance Advice Letter, the Commission issues an order directing that Ohio Power not proceed with the securitization due to the Commission’s determination that customers will not realize cost savings from the issuance of the PIR Bonds.

The Commission finds that the more accelerated review period proposed by Ohio Power is not practicable.  While Ohio Power has proposed to provide Staff with a draft Issuance Advice Letter, such terms may not be reliable inasmuch as it is only a draft letter that is being prepared prior to the actual marketing of the bonds.  In reaching this determination, the Commission points out that the ordered four-day time frame is consistent with that set forth in 12-1465.

F.	Format of the Issuance Advice Letter

The sixth disputed issue pertains to the format of the Issuance Advice Letter.  In the application, Ohio Power proposed the format for the Issuance Advice Letter (Application, Ex. 1).  Staff proposed certain changes to Ohio Power’s proposed Issuance Advice Letter (Staff Initial Comments, Ex. 1), Ohio Power proposed a revised Issuance Advice Letter to conform to Staff’s recommendations (Ohio Power Reply Comments at 10).  Ohio Power’s revised Issuance Advice Letter sets forth a calculation of the Phase-In Costs and upfront Financing Costs that can be securitized.

The Commission finds that the Issuance Advice Letter, as revised by Ohio Power and submitted with Ohio Power’s Initial Reply Comments, should be adopted.  However, Attachment 1, Schedule-B of the Issuance Advice Letter should be revised to include the financial advisor fees in the upfront Financing Costs, consistent with this Financing Order.

G.	Procedural Schedule for the True-up Adjustments

The seventh issue in dispute concerns applicable true-up mechanism methodology for the Phase-In Rider.  The application proposes a formula-based mechanism for making periodic adjustments, or true-up filings, to the PIR Charges that customers would pay (Application, Ex. J).  These true-up filings would be made annually to correct for under-collections or over-collections from the preceding period and ensure that the PIR Charges continue to generate

12-1969-ATS
12-2999-EL-UNC

enough funds to pay all scheduled payments of principal and interest, as well as any other amounts, due in connection with the PIR Bonds for the twelve month period following the true-up filing.  Furthermore, the servicer of the PIR Bonds must make an interim true-up filing semi-annually in certain situations.  Pursuant to the proposal set forth in the application, Ohio Power would file a true-up filing request setting forth the servicer’s calculation of the true-up adjustment to the PIR Charges.  The Commission would then have 15 days after the date of the true-up filing to confirm the mathematical accuracy of the servicer’s adjustment.  Any necessary corrections to the true-up adjustment due to mathematical errors would be made in a future true-up adjustment filing.  (Ohio Power Supplemental Initial Comments, Revised Ex. E.)

Staff believes that the true-up mechanism proposed in the application is reasonable, except that instead of a 15 day period for the Commission to review and approve the true-up adjustment, a procedural schedule should be set for each true-up adjustment in order for new rates to become effective (Staff Initial Comments at 31).

Ohio Power argues that Staff’s recommendation to set a procedural schedule for the true-up filing is unnecessary and that the formulaic mandatory true-up mechanism allowing the SPE to recover all of its Financing Costs is necessary in order for the FIR Bonds to receive a AAA rating (Ohio Power Initial Reply Comments at 8).  Ohio Power argues that Section 4928.238(B), Revised Code, contemplates that the Commission’s review of a true-up filing is limited to a review of the mathematical calculations (Id.).  Ohio Power further notes that extending the proposed 15 day period would potentially increase costs to customers and jeopardize the AAA rating of the PIR Bonds (Id.).

The Commission finds that Ohio Power should be authorized to make periodic adjustments, or true-up filings, to the PIR Charges that customers would pay.  These filings should be made in the “RDR” docket discussed infra.  The Commission finds that it should have 15 days after the date of the true-up filing to confirm the mathematical accuracy of the servicer’s adjustments.  However, if the Commission determines that there are necessary corrections to the true-up adjustment due to mathematical errors, the Commission may suspend the true-up filing and extend its review.  To the extent that the Commission finds that there are necessary corrections to the true-up adjustments, the Commission may order that the corrections be made to the true-up filing or that the error be remedied in a subsequent true-up filing.  The true-up adjustments will automatically be approved 15 days from the date of filing unless suspended by the Commission.

H.	Annual Updates to the Phase-In Rider

The eighth issue in dispute concerns whether the updates to the Phase-In Rider should be based on data covering the subsequent six-month or twelve-month period.  Staff believes that the Phase-In Rider rate should be based on data covering twelve months in order to avoid the likelihood of an over-collection (Staff Initial Comments at 32, 33).  To the extent that a shortfall occurs using the twelve-month based rate, Staff points out that Ohio Power would be able to file for an interim adjustment (Id. at 33).  Ohio Power initially proposed that the updates should be calculated for both the six-month and twelve-month time frames and that the higher rate be used for update purposes (Id. at 32).  While Ohio Power is willing to accept Staff’s proposal to use twelve months of data, it reserves the right to file an interim true-up adjustment if necessary

12-1969-ATS
12-2999-EL-UNC

(Ohio Power Initial Reply Comments at 8).  Additionally, Ohio Power points out that the use of twelve-month data will make it more important that any true-up adjustments take effect within 15 days of filing in order to ensure sufficient revenues to make all payments of debt service and other ongoing Financing Costs on a timely basis following the adjustment (Id.).

Upon a review the record, regarding this issue, the Commission determines that the use of the twelve-months of data for the purpose of updating the Phase-In Rider is reasonable inasmuch as the securitization is largely fixed in nature.  The Commission does not support Ohio Power’s proposal to utilize the higher of the estimated six months or 12 months of costs inasmuch as such an approach will increase the likelihood for over-collection.  Notwithstanding the adoption of a Phase   In Rider premised on twelve months of data, Ohio Power may file for interim true-up adjustment on a semi-annual basis to the extent that it can demonstrate that such a true-up filing is necessary to ensure the expected recovery of amounts sufficient to timely pay the scheduled principal and interest amounts relative to the FIR Bonds.

I.	Bill Format

The ninth identified issue pertains to the applications for a proposed change in bill format filed in 12-1969 and 12-2999.  Ohio Power first sought approval in 12-1969 for a bill message that would inform customers that the Commission approved recovery of the previously incurred costs and that the SPE maintained the right to impose and collect such charges(Application at 14, 15).  Ohio Power then filed an application in 12-2999 seeking approval of a change in bill format that would define the Deferred Asset Phase-In Rider on customer bills.  OCC notes in its initial comments to 12-2999 that it is concerned about the clarity and understandability of the language proposed in 12-2999, however, OCC presents no guidance on how to make the language clearer or more understandable (12-2999, OCC Initial Comments at 7, 8).

The Commission finds that FIR Charges should be included in Ohio Power’s customer bills, which will incorporate a notation reflecting that the right to impose, charge, and collect PIR Charges is owned by the SPE formed by Ohio Power pursuant to this Financing Order.  Therefore, the Commission concludes that Ohio Power is authorized to modify its bill format to include the language proposed in 12-2999.  Furthermore, the Commission finds that Ohio Power should be permitted to use similar language in billing inserts or other communications to customers.  The Commission also finds that Ohio Power should provide customers with a one time notification regarding the bill-format change.  This one-time notification should present a clear and understandable description of the removal of the DARR, the inclusion of the Phase-In Rider, pursuant to this Financing Order.

J.	Achieving a Weighted Average Annual Interest Rate Below the Specified Thresholds

The tenth issue in dispute concerns the appropriateness of Staff’s recommendation that the Commission condition its approval upon Ohio Power achieving a weighted average annual interest rate below 3.32 percent on a net present value or below 2.32 percent on a nominal value basis6 in order that Ohio Power may satisfy the nominal test (Staff Initial Comments at 35).  Staff

6           At the time that this issue was briefed, 2.32 percent and 3.32 percent were the weighted average interest thresholds identified by Staff.  These thresholds were subsequently amended pursuant to Ohio Power’s

12-1969-ATS
12-2999-EL-UNC

notes that, based on the application, FIR Bonds issued with a weighted average interest rate of 1.28 percent will result in nominal savings to customers of $11.8 million and a net present value savings of about $20.4 million when compared to the cost recovery mechanism previously approved by the Commission through the DARR (Id. at 20).  Based on Exs. A and C to the application, Staff further concludes that if the weighted average annual interest rate of the PIR Bonds reach at or above 3.32 percent on net present value basis, and at or above 2.32 percent on a nominal basis, Ohio Power’s customers will not realize any savings from the securitization (Id. at 20, 21, 28, 29).

Ohio Power disputes Staff’s recommendation that the Commission condition its approval of the Financing Order upon Ohio Power achieving a weighted average annual interest on the FIR Bonds below 2.32 percent (Ohio Power Initial Reply Comments at 9).  Rather, Ohio Power explains that the 2.32 percent break-even coupon set forth in Ex, A to the application was based on market conditions at the time that the application was filed and was based on numerous assumptions, such as the expected DARR balance, expected maturity dates of the various tranches, and the estimated upfront Financing Costs, including defeasance costs (Id.).  Ohio Power opines that market conditions will likely change before the PIR Bonds are priced and the estimated upfront Financing Costs will change from those estimated in the application (Id.).  According to Ohio Power, any change in market conditions and Financing Costs will affect the calculation of the break-even coupon rate (Id. at 9, 10).  Rather than establishing a specified interest rate ceiling, Ohio Power believes that it should be allowed to rely on the Issuance Advice Letter process to establish the terms and conditions of the FIR Bonds, to establish that there are customer savings, and to quantify the nominal and present value savings that will be realized through the securitization (Id. at 10).

The Commission certainly recognizes the need for securitization applications filed with the Commission to present a sufficient level of certainty relative to the assertions set forth in the application in order to allow for the Commission to reasonably rely on such information when performing its analysis and issuing its decision.  To do otherwise will result in the Commission rendering its decisions based on hypotheses, rather than actual facts.

Nonetheless, the Commission recognizes that there are unique factors for which specific requisite criteria cannot be known with certainty and can only be speculated about at the present time.  The actual level of a future interest rate, including the weighted average interest rate of PIR Bonds, is one of the factors that cannot be known until the bonds have actually been marketed.  The Commission notes that Ohio Power, through its Supplemental Initial Comments, now estimates that the weighted average interest cost of the PIR Bonds will be 1.07 percent and that consumers will benefit so long as the expected weighted average interest rate of the PIR Bonds does not exceed 4.3 percent on a net present value basis or exceed 3.3 percent on a nominal basis.  [Ohio Power Supplemental Initial Comments, Revised Ex. A (including Commission Advisor Fees)].

The Commission must consider the reasonableness of certain assumptions and then proceed with performing its analysis pursuant to Section 4928.232(D)(2), Revised Code.  While

Supplemental Initial Comments. While the threshold interest rate percentages have been revised, the substance of the disputed issue and the corresponding rulings are not affected.

12-1969-ATS
12-2999-EL-UNC

the Commission finds Ohio Power’s assumptions to, be reasonable, the Commission recognizes that the applicable interest rates cannot be known with certainty at this time since they will be based on the then current interest rates and market conditions.  Therefore, the Commission denies Staff’s recommendation that approval be conditioned on Ohio Power achieving a weighted average annual interest rate below 3.32 percent on a net present value or below 2.32 percent on a nominal value basis.  To the extent that the actual interest rates are higher than anticipated, the Commission will consider this factor as part of its review of the terms of the Issuance Advice Letter in accordance with Section 4928.235(C)(2), Revised Code.

K.	Third-Party Servicing

The next issue in dispute pertains to the issue of third-party servicing of the FIR Bonds and the corresponding higher servicing fee under such a scenario.  The application indicates that Ohio Power will service the FIR Bonds but, if Ohio Power can no longer service the FIR Bonds and no EDU successor is willing or able to assume servicing duties, a non-utility servicer may be substituted.  (Application at 27, 28.)

OCC argues that Ohio Power should be the servicer of the PIR Bonds and that if a third-party servicer needs to be used, the third-party servicer and the associated fees should be approved in advance by the Commission (OCC Initial Comments at 19).  Ohio Power agrees that it should be the initial servicer of the PM Bonds and notes that the likelihood of needing a successive servicer is minimal (Ohio Power Initial Comments at 13, 14).  Ohio Power also argues that the Financing Order must contemplate the possibility of a replacement servicer, unaffiliated with the utility, and authorize the collection of a higher servicing fee for such an entity (Ohio Power Supplemental Initial Comments at 2).  Furthermore, Ohio Power indicates that rating agencies may insist on transaction documents providing for the possibility of a successive servicer of the PIR Bonds and that there would likely be a higher fee charged by a replacement servicer (Id.). annual servicing fee, which will be recovered through the PIR Charges as a Financing Cost.  Ohio Power shall be prohibited from resigning as servicer unless it is no longer permissible under applicable law for Ohio Power to continue in that capacity.  Based upon both estimated costs of performing the servicing function and market precedent for such fees, the Commission determines that the annual servicing fee to be paid to Ohio Power should be 0.10 percent of the initial principal amounts of the FIR Bonds issued by the SPE.  If Ohio Power can no longer service the PIR Bonds and an EDU successor is willing or able to assume servicing duties, then the EDU successor shall assume Ohio Power’s annual servicing fee of 0.10 percent of the initial principal amounts of the FIR Bonds issued by the SPE.  If Ohio Power can no longer service the PIR Bonds and there is not an EDU successor that is willing or able to assume servicing duties, then a non-utility successor servicer may be engaged to service the bonds and be given an annual servicing fee not to exceed 0.75 percent of the assumed principal amount of the PIR Bonds.

L.	Third-Party Billing

Finally, the Commission addresses the disputed issue related to third-party billing.  In its application, Ohio Power requests that the Financing Order include a section that provides as follows:

12-1969-ATS
12-2999-EL-UNC

(i)	Regardless of who is responsible for billing, the customers of that EDU shall continue to be responsible for PIR Charges;

(ii)
If a third party meters and bills for PIR Charges, the EDU (as servicer) must have access to information on billing and usage by customers to provide for proper reporting to the SPE and to perform its obligations as servicer;

(iii)	In the case of a default by a third party, billing responsibilities must be promptly transferred to another party to minimize potential losses;

(iv)
The failure of customers to pay PIR Charges shall allow service termination by the EDU on behalf of the SPE of the customers failing to pay PIR Charges in accordance with Commission-approved service termination rules and orders; and

(v)	PIR Charges will be collected in a manner that will not adversely affect the rating of the FIR Bonds.

(Application at 23, 24.)

Staff asserts that competitive third-party billing collection is not currently permitted by the Commission rules (Staff Initial Comments at 27).  If the Commission, in the future, establishes rules relating to competitive third-party billing/collection, Staff submits that Ohio Power should be allowed to implement third-party billing provided that such features do not result in additional burden on Ohio Power’s customers on a going forward basis.  Additionally, Staff states that the third-party billing/collection costs should not be included as part of the recoverable ongoing costs as contemplated by the application and the Act, or as part of any other rates and charges.  (Staff Initial Comments at 36.)  Ohio Power agrees with Staff’s recommendation that, if any third-party billing/collection is performed in the future, no additional costs from such billing/collection should be imposed on customers (Ohio Power Initial Reply Comments at 11).

Upon review of the arguments set forth regarding this issue, the Commission recognizes the potential of third-party billing of PIR Charges in the future to the extent that it establishes rules relative to competitive third-party billing/collection.  Specifically, the Commission determines that Ohio Power should be allowed to implement such features in the future subject to the terms and conditions for competitive third-party billing set forth by the Commission at that time.  Notwithstanding this determination, the Commission is sensitive to Ohio Power’s need for further clarification as to the issue of future third-party billing due to the fact that the matter represents a risk to investors, is considered by rating agencies in determining the appropriate rating for the PIR Bonds, and affects the ultimate interest borne by the PIR Bonds and incorporated into the PIR Charges.

In regard to the specific issues identified by Ohio Power regarding third-party billing, the Commission finds that, if, in the future it establishes rules relating to competitive, third-party billing/collection, the Commission will take the necessary steps to ensure nonbypassability so

12-1969-ATS
12-2999-EL-UNC

that regardless of who is responsible for billing, the customers of that EDU shall continue to be responsible for PIR Charges.  The Commission will also ensure that the FIR Charges will be collected in a manner that will not adversely affect the rating of the FIR Bonds.

Additionally, to the extent that the Commission adopts rules relating to competitive, third-party billing/ collection, the Commission will take the necessary steps to ensure that in the case of a default by a third-party biller, billing responsibilities must be promptly transferred to another billing party to minimize potential losses.  Further, if the Commission adopts rules relating to competitive, third-party billing/collection, to the extent that a third-party meters and bills for FIR Charges, Ohio Power must have access to information on billing and usage by customers in order to provide the proper reporting to the SPE and to perform its obligations as servicer.  The failure of customers to pay PIR Charges shall allow service termination by Ohio Power on behalf of the SPE of customers failing to pay PIR Charges, in accordance with the Commission’s then approved service termination rules and orders.

Finally, the Commission recognizes that billing/collection is a servicing responsibility.  As a result, if the Commission subsequently permits third-party billing/collection, the costs associated with third-party billing/collection should be recouped by the approved servicing fee.  If Ohio Power or a successor servicer engages a third-party for the purpose of third-party billing/collection, such arrangement will have no effect on the servicing fee due to the servicer.  Additionally, as noted supra, Ohio Power agrees with Staff’s recommendation that, if any third-party billing/collection is performed in the future, no additional costs from such billing/collection should be imposed on customers (Ohio Power Initial Reply Comments at 11).  Therefore, the Commission finds that to the extent that there are additional fees related to third-party billing/ collection, over and above what would be covered by the servicing fee, those additional costs should not be imposed on customers.

VI.   TERMS AND CONDITIONS7

Pursuant to Section 4928.232(E)(1)-(7), Revised Code, the Commission must include the following components in a Financing Order:

(1)	A determination of the maximum amount and a description of the Phase-In Costs that may be recovered through PIR Bonds issued under the Financing Order;

(2)	A description of PIR Property, the creation of which is authorized by the Financing Order;

(3)	A description of the Financing Costs that may be recovered through FIR Charges and the period over which those costs may be recovered;

7	These Terms and Conditions should be read in conjunction with the determinations and directives set forth in this Financing Order.

12-1969-ATS
12-2999-EL-UNC

(4)
For Phase-In-Recovery Charges not subject to allocation according to an existing order, a description of the methodology and calculation for allocating PIR Charges among customer classes, including the allocation of such charges, if any, to governmental aggregation customers based upon the proportionate benefit determination made under division (I) of Section 4928.20, Revised Code;

(5)	A description of the adjustment mechanism for use in the imposition, charging, and collection of the FIR Charges;

(6)	The maximum term of the PIR Bonds; and

(7)
Any other provisions the Commission considers appropriate to ensure the full and timely imposition, charging, collection, and adjustment, pursuant to an approved adjustment mechanism, of the FIR Charges described in divisions (E)(3) to (5) of this section.

Further, the Commission recognizes that in order for investors to be willing to accept a relatively lower interest rate for the PIR Bonds, the bonds must have relatively low associated credit risk.  In order to accomplish this objective and satisfy specific statutory requirements, there are a number of expressed regulatory authorizations that are incorporated in the Financing Order, including those related to (a) irrevocability; (b) state pledge; (c) true sale; (d) successor utility; (e) security interest; (f) bankruptcy of the electric distribution utility; (g) non-bypassability; and (1) validity of the Financing Order; and (j) treatment of PIR Charges.

Subject to the determinations set forth above, the Commission finds that the proposed securitization transactions are consistent with Section 4928.02, Revised Code, and result in, consistent with market conditions, both measurably enhancing cost savings to customers and mitigating rate impacts to customers as compared with traditional financing mechanisms or traditional cost-recovery methods available to EDUs or compared with previously approved recovery methods.  In support of these determinations, the Commission finds that a review of the application reflects that the proposed securitization will result in a reduction in the reimbursement period for the deferred expenses and at the same time reduce the applicable interest rate, eventually resulting in a cost savings of approximately $21.9 million on a nominal basis and $28.8 million on a net-present value basis.  (Ohio Power Supplemental Comments, Revised Ex. A).

Additionally, the Commission relies upon Ohio Power’s representation that, pursuant to the proposed Phase-In Rider based on 7.19111 percent of the customer’s base distribution charges, it is expected that Ohio Power residential customers in the Ohio Power Rate Zone utilizing 750 kWh/ month will experience a average monthly savings of $0.28 and that Ohio Power customers in the Columbus Southern Power Rate Zone will experience an average monthly savings of $0.35 (Id., Revised Exs. F, G).

Specifically, in accordance with the application, and together with the determinations set forth in this Financing Order supra, the Commission authorizes the following:

12-1969-ATS
12-2999-EL-UNC

A.	Formation of the SPE and Creation and Transfer of FIR Property

(1)
Ohio Power is authorized to form a separate, wholly-owned limited liability company as a SPE for the purposes of effectuating the respective securitization transaction described in the application.  The SPE is expected to be organized in Delaware.  Upon formation of the SPE, Ohio Power is then authorized to transfer, sell, or assign its PIR Property to such entity.  The SPE will be an “Assignee” of PIR Property as defined in Section 4928.23(B), Revised Code, and as provided for in Section 4928.234(A), Revised Code.

(2)
Consistent with the representations set forth in the application, the SPE will be a bankruptcy remote, special purpose limited liability company, in that its activities generally will be limited to (i) purchasing, owning, administering and servicing the PIR Property transferred, sold or assigned to it, (ii) issuing and, if applicable, registering the PIR Bonds, (iii) making payments on the PIR Bonds, (iv) managing, selling, assigning, pledging, collecting amounts due on, and otherwise dealing with the PIR Property and (v) granting a statutory first priority security interest in the PIR Property to secure such PIR Bonds.

(3)
The LLC Agreement for the SPE should reflect that it is not permitted to engage in any activity not related to its restricted purposes and should contain provisions regarding separateness, independent mangers and restrictions on commencing bankruptcy and insolvency proceedings.

(4)
Ohio Power will capitalize its SPE in an amount anticipated to be 0.50 percent of its initial principal balance of the PIR Bonds, as may be adjusted at the time of issuance based on rating agency requirements.  This contribution shall be financed with cash from working capital.  Such amount shall be held in a capital subaccount of the collection account and will be pledged to secure the PIR Bonds.

(5)
The amount in the capital subaccount shall also be available to pay principal and interest on the PIR Bonds, together with other ongoing Financing Costs, which may vary from estimates due to unexpected shortfalls in collection or increases in such Financing Costs, provided that such increases do not exceed five percent of the amounts identified in the application, (as revised) as discussed supra.  If such withdrawals were to occur, additional PIR Charges may be assessed consistent with the adjustment mechanism discussed in this Financing Order to replenish the withdrawals

12-1969-ATS
12-2999-EL-UNC

from the capital subaccount, provided that such increases are consistent with the parameters set forth in this Financing Order.

(6)
Each year on the anniversary date of the issuance of the PIR Bonds, Ohio Power should file a report reflecting the balance and activity in the capital subaccount.  The filings should be made in a new “RDR” docket to be opened at the time of the first annual filing.

(7)
Upon the full payment of the PIR Bonds, the SPE will return to Ohio Power all amounts remaining in the Collection Account.  Any excess or deficit of such amounts as compared to the amount of capital contributed Ohio Power should be reported by Ohio Power in the aforementioned “RDR” docket.

(8)
Ohio Power will be authorized to receive a return on its respective SPE’s capitalization amount as an ongoing financing cost based on its average long-term debt rate without reduction for accumulated deferred income taxes.

(9)
The SPE will have no employees and will engage with other parties to undertake the activities necessary to issue the PIR Bonds and perform other functions in connection with each issuance.  It will be managed by five managers, at least two of which will be independent managers, in each case appointed by Ohio Power.

(10)
Upon the sale of the PIR Property by Ohio Power to its SPE subsidiary, there will arise and constitute an existing present property right and interest in such PIR Property, which shall continue to exist until the FIR Bonds and all applicable Financing Costs are paid in full.  Consistent with Section 4928.232(G), Revised Code, the creation of Ohio Power’s PIR Property is confirmed and shall be simultaneous with the sale of that property to its SPE and the grant of a security interest therein, among other assets and property of such SPE to secure the payment of such SPE’s PIR Bonds.

(11)
Consistent with Section 4928.2312, Revised Code, a valid and binding security interest in the PIR Property, among other SPE assets and property, will be created, perfected and enforced to secure the repayment of the principal of and interest on the PIR Bonds, amounts payable under any ancillary agreement, and other Financing Costs.  Such security interest is to be a continuously perfected security interest of the bondholder with priority over any other lien that may subsequently attach to the PIR Property unless the holder of such lien otherwise agrees in writing.

12-1969-ATS
12-2999-EL-UNC

(12)
All PIR Property shall continue to exist regardless of whether the PIR Charges have been billed, have accrued, or have been collected, and notwithstanding any requirement that the value or amount of the property is dependent on the future provision of service to customers by the EDU.  Further, all such PIR Property shall continue to exist until the PIR Bonds are paid in full and all Financing Costs relating to the bonds have been paid in full.

(13)
The SPE will acquire the PIR Property from Ohio Power with the proceeds from the PIR Bonds, the repayment of which will be secured by a first priority pledge and security interest in all right, title, and interest of the SPE in (i) the PIR Property, (ii) the transaction documents, (iii) the collection account and all subaccounts established in the bond indentures under which the PIR Bonds will be issued; (iv) the cash used to capitalize the SPE; (v) all other property owned by the SPE (with limited exceptions as may be appropriate); and (vi) all proceeds of each of the foregoing.

(14)
Consistent with Section 4928.2313, Revised Code, any sale of the PIR Property under this Financing Order shall be a true sale of, and not a pledge of or secured transaction relating to, the sellers right, title and interest in, to, and under the PIR Property.  This characterization of the sale as a true sale shall be effective and perfected against all third parties and shall not be affected or impaired by the occurrences set forth in Section 4928.2313(B), Revised Code.

B.	PIR Bonds

(1)
Ohio Power, through its SPE, is authorized to issue in one or more series and in one or more classes/ tranches FIR Bonds in an amount up to $298,018,000 in the aggregate.  The actual amount of issuance cannot exceed the DARR deferral balance amount (the components of which are discussed supra) at time of issuance and the following upfront Financing Costs:

(a)	Legal fees,

(b)	Underwriter Fees,

(c)	Rating Agency Fees,

(d)	Company Advisor Fees,

(e)	SEC Registration Fee,

(f)	Miscellaneous Administration Costs,

12-1969-ATS
12-2999-EL-UNC

(g)	Accountant Fees,

(h)	Trustee’s/Trustee Counsel’s Fees,

(i)	Financial Advisor Fees, and

(j)	Printing/ Edgarizing

(2)
Ohio Power shall have flexibility in establishing the terms and conditions for the PIR Bonds to accommodate changes in market conditions, including repayment schedules, interest rates, Financing Costs, collateral requirements, required debt service, and other reserves provided such changes are performed consistent with the Financing Order.

(3)
The actual amount of the PIR Bonds, as well as the actual interest rates and the estimated upfront Financing Costs will be updated and provided to the Commission through the filing of an Issuance Advice Letter (discussed infra).  Ohio Power may securitize all estimated upfront Financing Costs identified in the Issuance Advice Letter so long as the calculations shown therein continue to reflect that the recovery of such upfront Financing Costs through securitization will result in a reduction of costs to ratepayers on a nominal and net present value basis as compared to the DARR recovery method.

(4)
Upon the issuance of the PIR Bonds, Ohio Power shall reduce the DARR deferral balance by the DARR balance amount at the time of the issuance of the PIR Bonds to reflect the recovery of the related Phase-In Costs through securitization.  Ohio Power will make a final reconciliation filing in 11-352 to address the remaining deferral balance of the DARR.

(5)
The scheduled final payment date of any tranche will be no later than 6.71 years from the from the date of issuance, and the legal final maturity date will not be more than one year following the scheduled final payment date.  The scheduled final payment date and the legal final maturity date of each tranche and the amounts in each tranche will be finally determined by Ohio Power, consistent with market conditions and indications of the rating agencies, at the time the FIR Bonds are priced, and reported to the Commission in the Issuance Advice Letter, discussed infra.

(6)
The PIR Bonds will be issued pursuant to an indenture and the collateral thereunder will be held and administered by an Indenture Trustee, who shall be identified at the time of the filing of the Issuance Advice Letter.  The collateral will be pledged to the Indenture Trustee for the benefit of the holders of the PIR Bonds to

12-1969-ATS
12-2999-EL-UNC

secure payment of the PIR Bonds and the related ongoing Financing Costs.  The indenture will describe the particular terms of the PIR Bonds, including the principal amount, interest rate, payment dates, issuance date, collateral, authorized denominations, principal repayment schedule, and other material terms of the FIR Bonds.  Pursuant to the indenture, the SPE will establish one or more segregated trust accounts (Collection Account, discussed supra), which will include one or more subaccounts into which all FIR Charge remittances shall be deposited.  The subaccounts will include the capital subaccount referenced supra.

(7)
If the actual upfront Financing Costs are less than the estimated upfront Financing Costs included in the principal amount securitized, such funds will be deposited into the Collection Account to be available for payment of debt service on the FIR Bonds with the result that the periodic billing requirement following such deposit would be reduced to take into account the availability of such unused funds (together with interest earned thereon through investments by the Indenture Trustee on eligible investments).

(8)
The SPE’s FIR Bonds will be non-recourse to Ohio Power and its assets provided; however, Ohio Power could be liable to holders of PIR Bonds in the event that it breached representations, warranties, or covenants made by it in connection with its Sales Agreement, or Service Agreement, or otherwise to such holders in connection with securitization.

(9)
The PIR Bonds may be issued and sold through either (i) registered public offering under the Securities Act, or (ii) an unregistered offering exempt from the registration pursuant to Section 4 (2) of the Securities Act (A) with subsequent resales to institutional purchasers and/ or purchases outside the United States pursuant to Rule 144A and Regulation S, respectively, under the Securities Act or (B) as a negotiated private placement.

(10)	The PIR Bonds should receive a AAA (or equivalent) credit rating from applicable rating agencies.

(11)
Ohio Power shall have flexibility in establishing the terms and conditions for the PIR Bonds to accommodate changes in market conditions, including repayment schedules, interest rates, Financing Costs, collateral requirements, required debt service, and other reserves provided such changes are performed consistent with this Financing Order.  Ohio Power, at its option, will also have the ability to affect a series of issuances of PIR Bonds and correlated assignments, sales, pledges, or other transfers of PIR

12-1969-ATS
12-2999-EL-UNC

Property within the parameters set forth in the application and this Financing Order.

(12)
Notwithstanding the preceding provision, the PIR Bonds shall only be issued with fixed interest rates to ensure that the securitization results in both measurably enhancing cost savings and mitigating rate impacts to customers consistent with Section 4928.232, Revised Code.  Additionally, the recovery period for the PIR Charges will not exceed the overall recovery period authorized under the existing riders.

(13)
In the case of a registered public offering:  (i) material agreements will generally be filed as exhibits to a registration statement filed with the SEC and (ii) the material terms of each agreement will also be summarized in the related prospectus included in any such registration statement and used in the offer and sale of the PIR Bonds.  In the case of an unregistered offering, the material terms of each agreement will typically be summarized in an offering memorandum (or private placement memorandum) used in connection with the marketing of the securities, and are generally made available to current or prospective security holders.

(14)
In order to accomplish securitization, Ohio Power is authorized to enter into the necessary agreements with its respective SPE subsidiary.  Ohio Power must file copies of the agreements with its SPE in this docket.

(15)
Consistent with Section 4928.2313, Revised Code, Ohio Power is authorized to enter into Sales Agreements with its respective SPE.  Each Sales Agreement shall provide the terms and conditions of the absolute transfer and true sale of Ohio Power’s right, title and interest in, to, and under its PIR Property to its SPE.

(16)
Ohio Power is authorized to enter into Administrative Agreements with its respective SPE for administrative functions including services related to the preparation of financial statements, required filings with the SEC (if any), any tax return required to be filed under applicable law, qualification to do business and minutes of managers’ meetings.  Ohio Power (or any successor administrator thereof) will receive a periodic administration fee, expected to be $50,000 annually, for performing these services, which, together with costs and expenses incurred by the administrator, will be recovered through PIR Charges, as Financing Costs.

(17)
Ohio Power is authorized to enter into a Servicing Agreement with its SPE as the initial servicer detailing the services it will provide to its SPE with respect to calculating, billing and collecting the FIR

12-1969-ATS
12-2999-EL-UNC

Charges.  The Servicing Agreement shall prohibit Ohio Power from resigning as servicer unless it is no longer permissible under applicable law for Ohio Power to continue in that capacity.  The servicer will be responsible for, among other things:  (i) imposing and collecting PIR Charges, (ii) posting of collections, (iii) responding to inquiries by customers, competitive retail electric suppliers (if any), the Commission or others regarding FIR Charges, (iv) calculating historical electricity usage and customer payment information (e.g., uncollectibles, typical lags between billing and collection charges), (v) projecting future electricity usage and customer payment information, (vi) accounting for collections, (vii) furnishing periodic certifications, reports and statements, (vii) making certain filings as necessary to perfect the trustee’s lien on the PIR Property, and (viii) taking all necessary action in connection with adjustments.

(18)
Ohio Power is authorized to receive a periodic servicing fee, which will be recovered through PIR Charges as a Financing Cost.  Based upon both estimated costs of performing the servicing function and market precedent for such fees, the annual servicing fee to be paid to Ohio Power shall be 0.10 percent of the initial principal amounts of the PIR Bonds issued by the SPE.  In the event that it is no longer permissible under applicable law for Ohio Power to continue as servicer, if there is an EDU successor servicer willing or able to perform such servicing functions, that EDU successor servicer shall become the servicer and be entitled to the servicing fee of 0.10 percent of the initial principal amounts of the PIR Bonds issued by the SPE.  If the Commission provides for third-party billing, Ohio Power, or an EDU successor servicer, shall continue to perform the servicing functions and may utilize a third-party biller, but the servicing fee shall remain 0.10 percent of the initial principal amounts of the FIR Bonds issued by the SPE and shall be paid to the servicer.

(19)
In the event that it is no longer permissible under applicable law for Ohio Power to continue as servicer and there is no EDU successor willing or able to perform such servicing functions, a non-utility servicer shall be engaged and given the incremental costs to perform the servicing function and shall be entitled to an increased annual servicing fee to preserve the PIR Bond ratings.  However, the annual servicing fee for such non-utility successor shall not exceed 0.75 percent of the initial principal amount of the FIR Bonds.  This fee shall be recovered through the FIR Charges as a Financing Cost.

(20)	Any successor servicer shall be bound by the requirements of Sections 4928.23 to 4928.2318, Revised Code.

12-1969-ATS
12-2999-EL-UNC

(21)
If, and to the extent that, the Commission subsequently allows third parties to bill and/or collect any PIR Charges, the Commission and the servicer will take steps to ensure nonbypassability and minimize the likelihood of default by third-party billers, which generally would include (i) operational standards and minimum credit requirements for any such third party biller/collector, or require a cash deposit, letter of credit or other credit mitigant in lieu thereof, (ii) a finding that, regardless of who is responsible for billing, customers shall continue to be responsible for PIR Charges, (iii) if a third party meters and bills for the PIR Charges, the servicer must have access to information on billing and usage by customers to provide for proper reporting to the SPE and to perform its obligations as servicer, (iv) in the case of a third party default, billing responsibilities must be promptly transferred to another party to minimize potential losses; and (v) the failure of customers to pay PIR Charges shall allow service termination by Ohio Power, or the successor servicer, on behalf of the SPE of the customers failing to pay PIR Charges in accordance with Commission-approved service termination rules and orders.  Any costs associated with such third-party billing and/or collection shall be included, consistent with this Order, as part of the recoverable, ongoing Phase-In Costs or any other rates or charges, as appropriate.  Further, the Commission shall not permit implementation of any third-party billing/ collection that would result in a downgrade of the PIR Bonds and the servicer shall not engage in third-party billing/collection if it would result in a downgrade of the PIR Bonds.

(22)
The PIR Bonds will not be included in the regulatory capital structure of Ohio Power going forward.  The PIR Bonds shall be recorded in accordance with GAAP as long-term debt on the balance sheet of Ohio Power’s SPE to which the FIR Property is sold in connection with the securitization for financial reporting purposes.  The SPE’s PIR Bonds will also appear on the consolidated balance sheet of Ohio Power, as the parent company, in its GAAP financial statements.

(23)
Ohio Power will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning the PIR Property arising under this Financing Order, or to cause the issuance of any PIR Bonds authorized pursuant to this Financing Order.  If Ohio Power elects not to finance the Phase-In Costs through the issuance of PIR Bonds as authorized in this Financing Order, such Phase-In Costs shall be recovered as authorized prior to Ohio Power’s application for issuance of this Financing Order.

12-1969-ATS
12-2999-EL-UNC

C.	PIR Charges

(1)
PIR Charges together with the adjustment mechanism will provide full and timely recovery of all costs (i.e., Phase-In Costs and Financing Costs) associated with the issuance or use of proceeds from the PIR Bonds approved in this proceeding pursuant to the Financing Order.

(2)
Consistent with Section 4928.239(B)(1), Revised Code, all of Ohio Power’s customers will be responsible for the repayment of PIR Bonds and Financing Costs through the imposition of separate, nonbypassable PIR Charges.

(3)
The methodology for allocating the amount to be collected under the PIR Charges among customer classes will be the same as the methodology used to allocate the DARR.  Specifically, for each upcoming payment period, Ohio Power will estimate, consistent with the rulings set forth in this Financing Order, the revenue requirement needed to be billed to assure that FIR Revenues will be sufficient to pay, on a timely basis, all principal and interest on the PIR Bonds together with other Financing Costs during such period, and will divide such amount by the projected base distribution revenues for the same period.  The resulting percentage will then be multiplied by the base distribution charges otherwise charged to each class of customers in order to generate the amount of PIR Charges to be billed with the result that each rate schedule will be paying approximately the same proportion of the total PIR Charges as it otherwise would for the DARR under the existing recovery methodology.

(4)	Consistent with Section 4928.238(B), Revised Code, there may be an allocation of proportionate charges to government aggregation customers.

(5)
The actual PIR Charge that will be billed during a given period will be calculated in advance in an amount so that the PIR Charge collections will be sufficient to meet the sum of all principal and interest on the FIR Bonds and other Financing Costs due and payable for that period, given:  (i) forecast usage data for the period, (ii) forecasted uncollectibles for the period, and (iii) forecast lags in collection of billed PIR Charges.

(6)
PIR Charges will be included on the customer bills which will incorporate a notation reflecting that the right to impose, charge, and collect PIR Charges is owned by the SPE.  Ohio Power is authorized to modify its bill format to include the language proposed in 12-2999.  Similar language may be included in billing inserts or other communications to customers.  Ohio Power must provide customers with a one-time notification regarding the

12-1969-ATS
12-2999-EL-UNC

change to allow for the inclusion of the Phase-In Rider as part of the charges recovered on the bill.

(7)
If a customer of Ohio Power purchases electric generation service from a competitive retail electric service provider, Ohio Power shall collect the PIR Charges directly from that customer.  If a customer of Ohio Power subsequently receives retail electric distribution service from another EDU operating in the same service area, including by succession, assignment, transfer, or merger, the PIR Charges shall continue to apply to the customer.

(8)
Ohio Power is authorized to estimate the amount of revenue otherwise collected from each rate schedule under the DARR.  These estimated revenues, by rate schedule, will then be used to determine allocation ratios representing the proportion of the total revenue collected from the rate schedule under the DARR on a monthly basis.  These allocation ratios will then be applied to the estimated amounts to be recovered under the PIR Charges in order that in essence, each rate schedule will be paying approximately the same proportion of the PIR Charges as they are currently paying for the DARR under the existing recovery methodology.  This same methodology should be utilized for governmental aggregation customers.

In the event that, for any reason, any PIR Charges cannot be allocated to a given customer class, such charges shall be allocated to the remaining customer classes, using the same ratable allocation to the customer classes excluding the customer classes where allocation is not feasible.

(9)
The SPE shall, pursuant to its indenture or organizational documents, have a priority of payments that shall establish how collection of PIR Charges and any other amounts are applied to pay principal, interest on, and other Financing Costs related to PIR Bonds.  The right to impose, charge and collect PIR Charges, although owned by the applicable SPE, will be considered Ohio Power charges for the purpose of priority of customer payments and termination/reconnection of service.  These charges will be considered Ohio Power charges and will be accorded similar treatment as Ohio Power’s charges under applicable statutes, the Commission’s rules, and tariffs of the respective tariffs.

(10)
The determination of FIR Charges for Ohio Power will take into account (a) the timing and amounts of principal, interest, and other ongoing financial costs related to the PIR Bonds, (b) the expected monthly electricity consumption by customers of Ohio Power, (c) the expected delays between the billing and collection of the

12-1969-ATS
12-2999-EL-UNC

PIR Charges, and (d) the expected uncollectibles related to PIR Charges.

(11)
If any customer does not pay the full amount of any bill to Ohio Power, the shortfall in such collections shall be allocated as between PIR Charges and other charges pro-rata based upon the amounts billed with respect to each item; provided that late fees and charges may be allocated to the servicer to the extent provided in the tariff.

(12)
To ensure the full and timely collection of FIR Charges, including minimizing the likelihood that customer defaults in the payment of PIR Charges result in additional charges being borne by other nondefaulting customers, Ohio Power may terminate any customer who defaults payment of the PIR Charges.  This disconnection shall occur in accordance with applicable statutes, Commission rules and orders, and Ohio Power’s rules, tariffs, and practices applicable to other charges owed directly to Ohio Power.

(13)
Ohio Power represents that its current estimate of upfront Financing Costs are approximately $6.5 million, including the financial advisor fee of approximately $1.5 million.  Through the filing of its Issuance Advice Letter, Ohio Power is required to provide the Commission with its actual upfront Financing Costs.  The upfront and ongoing Financing Costs for the issuance of the FIR Bonds, under the single combined issuance should not exceed the estimated amounts, including the financial advisor expenses discussed supra, by greater than 5 percent.  The estimated amounts are reflected on the second Revised Exhibit B attached to Ohio Power’s Supplemental Initial Comments filed on January 4, 2013, including the financial advisor expenses.

(14)
In the context of this proceeding, consistent with Section 4928.23(K), Revised Code, PIR Property is comprised of the property, rights, and interests of the EDU, under a Final Financing Order, including the rights to impose, charge and collect the PIR Charges that shall be used to pay and secure the payment of FIR Bonds and Financing Costs, and including the right to obtain adjustments to charges, and any revenues, receipts, collections, rights to payment, payments, moneys, claims, or other proceeds arising from the rights and interests created under the Final Financing Order.

(15)	Ohio Power is authorized to create its respective PIR Property.

(16)	Ohio Power is authorized to recover its upfront and ongoing Financing Costs through the PIR Charges. The right to recover

12-1969-ATS
12-2999-EL-UNC

Financing Costs constitutes PIR Property consistent with Section 4928.23(K), Revised Code.

The authorized estimated upfront Financing Costs include, without limitation, the estimated costs associated with the counsel fees, structural advisory fees, underwriting fees, rating agency fees, independent auditors’ fees, and filing and printing expenses.  The estimated ongoing Financing Costs include servicing fees, other administrative fees, the cost of any reserves or other credit enhancement (if required) for the PIR Bonds, the periodic costs for servicing the PIR Bonds and the PIR Charges, and other administrative costs, return on capital account and applicable taxes and, if the PIR Bonds are issued in a registered public offering, ongoing SEC compliance costs.

(17)
Ohio Power proposes tariff sheets reflecting PIR Charges that are expected to approximate the final tariff charges based upon currently available information related to the terms of the proposed issuance of the PIR Bonds.  These tariff sheets are approved in form only.  Consistent with Section 4928.322(H), Revised Code, Ohio Power is directed to file updated tariff sheets to reflect the final initial PIR Charges based upon actual costs and any other revised assumptions.  The updated tariffs sheets should be filed at the time of the filing of the Issuance Advice Letter.  The actual costs to be utilized must be consistent with the criteria discussed in this Financing Order.  The final initial PIR Charges to be included in the final initial tariff sheets are to reflect the terms and conditions of the Final Financing Order including all Phase-In Costs and Financing Costs.  Unless suspended by the Commission, these updated tariff sheets shall be considered approved and effective upon the issuance of the PIR Bonds.

(18)
The existing riders will be reduced to zero on the effective date of the Final Initial Tariff Sheets subject to final reconciliation of the remaining deferral balances, if any, which will be maintained on Ohio Power’s books subject to carrying charges until the full cost recovery occurs.  Any final reconciliation that reduces deferral balances below zero shall similarly produce a customer credit and will not affect the PIR Charges, which are irrevocable.  The existing riders shall cease to exist upon the issuance of the PIR Bonds and approval of the corresponding tariff sheets.

D.	Adjustment Mechanism

(1)	Consistent with the methodology set forth in Revised Ex. E of Ohio Power’s January 4, 2013, Supplemental Initial Comments, as modified by this Financing Order, Ohio Power is authorized to

12-1969-ATS
12-2999-EL-UNC

make periodic adjustments to the PIR Charges to be paid by its customers pursuant to this Order.

(2)
True-up filings will be made annually to correct for any undercollection or overcollection during the preceding period to ensure that PIR Charges continue to generate amounts sufficient to timely pay all scheduled payments of principal and interest and any other amounts due in connection with PIR Bonds for the 12-month period following the true-up adjustment.  The initial update to Ohio Power’s Phase-In Rider will be within 45 days of the first anniversary of the issuance date of the PIR Bonds.  Subsequently, Ohio Power’s Phase-In Rider shall be updated semiannually (quarterly after the last maturity date of any FIR Bond) if:  (a) the servicer forecasts that FIR Revenues will be insufficient to make all scheduled payments of principal, interest, and other ongoing Financing Costs on a timely basis during the current or next succeeding payment period; provided that in the case of any quarterly true-up adjustment following the last scheduled maturity date of any PIR Bonds, the true-up adjustment will be calculated to ensure that the PIR Charges are sufficient to pay such PIR Bonds in full on the next succeeding payment date; and/or (b) such adjustments are needed to replenish any draws upon the capital subaccount.

(3)
Interim true-up adjustments shall not occur more frequently than every six months if semi-annual PIR Bond payments are required or every three months if quarterly PIR Bond payments are required unless the servicer determines that such true-up filing is necessary to ensure the expected recovery of amounts sufficient to pay scheduled principal and interest on the PIR Bonds and other ongoing Financing Costs on a timely basis.

(4)
Each true-up adjustment will take into account and be designed to eliminate cumulative historical, and any projected differences between the scheduled periodic payment for the given period and the amount of the PIR Charges remitted to the indenture trustee.  The interim true-up adjustments will be calculated consistent with the methodology set forth in Ex. E of the application, as amended by this Financing Order.  There will be no limit on the amount of the PIR Charges that may be imposed as a result of a true-up adjustment

(5)
Consistent with Section 4928.238, Revised Code, the Commission’s review of this request shall be limited to a determination of whether there is any mathematical error in the application of the adjustment mechanism to the PIR Charges.

12-1969-ATS
12-2999-EL-UNC

(6)
True-up filings shall be made no later than 15 days prior to the proposed effective date of each adjustment, which in each case shall be the first day of the next billing cycle following the effective date of the adjustment.

(7)
Consistent with Section 4928.238(B), Revised Code, the Commission shall have 15 days after the date of the true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment.  Unless suspended by the Commission, any true-up adjustment filed with the Commission should go into effect on a bills rendered basis on a date which is no earlier than 15 days subsequent to the date of submission.

(8)
If the Commission finds that there are necessary corrections to the true-up adjustments, the Commission may order that the corrections be made to the true-up filing or that the error be remedied in a subsequent true-up filing.

(9)	No adjustment approved under Section 4928238, Revised Code, shall in any way effect the irrevocability of the Final Financing Order as specified in Section 4928.235, Revised Code.

(10)
Consistent with Section 4928.2312, Revised Code, no application for an adjustment mechanism, pursuant to Section 4928.238, Revised Code, shall affect the validity, perfection, or priority of a secured interest in or the transfer of PIR Property under the Final Financing Order.

E.	Additional Requirements

(1)
The Commission directs Ohio Power to retain an independent financial advisor selected by Staff for the purpose of engaging in its review of the final terms of the proposed transaction consistent with this section infra, including, but not limited to the attestation that the final terms and conditions of the transaction are consistent with this Financing Order and the requisite statutory provisions.

(2)
In order to ensure, as required by Section 4928.32(D)(2), Revised Code, that the structuring and pricing of the PIR Bonds result in the charges consistent with market conditions and the terms of this Financing Order, it is necessary for the Commission, acting through its designated representative or financial advisor, to have a decision-making role co-equal with Ohio Power with respect to the structuring and pricing of the PIR Bonds and that all matters relating to the structuring and pricing of the FIR Bonds shall be determined through a joint decision of Ohio Power and the Commission’s designated representative or financing advisor.  The

12-1969-ATS
12-2999-EL-UNC

primary responsibilities of the Commission’s financial advisor are to ensure that the structuring and pricing of the FIR Bonds result in charges consistent with market conditions and the terms of this Financing Order and that it protects the competitiveness of the retail electric market in this state.  To fulfill its obligations under this Financing Order, the Commission’s financial advisor must give effect to the Commission’s directive that the FIR Bonds reflect a market price of most recently issued comparable securities that demonstrates both measurably enhancing cost savings and mitigating rate impacts to customers as compared with traditional financing mechanisms or traditional cost-recovery.

(3)
To properly advise the Commission, the Commission’s financial advisor must not participate in the underwriting of the PIR Bonds and its fee should not be based upon a percentage of the PIR Bond issuance.  Its role should be limited to advising the Commission or acting on behalf of the Commission regarding the structure and pricing of the FIR Bonds.  The financial advisor must, however, have an integral role in the pricing, marketing and structuring of the PIR Bonds in order to provide competent advice to the Commission.  This requires the financial advisor to participate fully in all plans and decisions related to the pricing, marketing, and structuring of the FIR Bonds and that it be provided timely information as necessary to fulfill its obligation to advise the Commission in a timely manner.  In addition, the financial advisor’s fee should be capped at an amount not to exceed $1,500,000, $500,000 of which will be funded out of the underwriter’s spread and $1,000,000 of which will be included as part of the upfront Financing Costs.

(4)
For each FIR Bond tranche, upon the determination of the final structure of the bonds but prior to the actual issuance, Ohio Power shall file the Issuance Advice Letter and Certification, attached to this Financing Order, no later than the close of business on the second day after the pricing of the FIR Bonds.  The Issuance Advice Letter shall set forth the final structure and terms of the issuance of the PIR Bonds including the face value of each tranche, the interest rate, the actual dollar amount of the initial PIR Charges and other information specific to the PIR Bonds to be issued.

(5)
The Commission has four complete business days following the filing of the Issuance Advice Letter to complete its review for both format and substance for the purpose of establishing that the stated terms are consistent with this Financing Order and that market conditions are such that customers will realize cost savings from the issuance of the PIR Bonds.  This Financing Order will become final and take effect in accordance with Section 4928.233(E),

12-1969-ATS
12-2999-EL-UNC

Revised Code.To the extent that the Commission finds that market conditions are such that customers will not realize cost savings from the issuance of the PIR Bonds, the Commission will, consistent with Section 4928.235(C)(2), Revised Code, issue an order within this four-day time frame directing that Ohio Power not proceed with the securitization approved under the final Financing Order.

(6)
Consistent with Section 4928.2315, the Commission, on behalf of the state of Ohio, pledges to and agrees with bondholders, any assignee, and any financing parties under a Final Financing Order that the state will not take or permit any action that impairs the value of the PIR Property under the Final Financing Order or revises the Phase-In Costs for which recovery is authorized under the Final Financing Order or, except as allowed under Section 4928.238, Revised Code, reduce, alter, or impair PIR Charges that are imposed, charged, collected, or remitted for the benefit of the bondholders, any assignee, and any financing parties, until any principal, interest, and redemption premium in respect of PIR Bonds, all Financing Costs, and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid performed in full.

(7)
Consistent with Section 4928.2311, Revised Code, any successor to Ohio Power, shall be bound to the requirements of Sections 4928.23, Revised Code, to 4928.317, Revised Code, and shall be obliged to perform and satisfy all obligations of the EDU under the Final Financing Order, including those related to the servicing of the bonds.

(8)
Consistent with Section 4928.2310, Revised Code, if Ohio Power defaults on any required payment of FIR Revenues, a court, upon application by an interested party and without limiting any other remedies available to Ohio Power, shall order the sequestration and payment of the revenues for the benefit of bondholders, any assignee, and any financing parties.  The court order shall remain in full force and effect notwithstanding any bankruptcy, reorganization, or other insolvency proceedings with respect to Ohio Power or its affiliate.  Customers of Ohio Power shall be held harmless for the failure of Ohio Power to remit any required payment of PIR Revenues, and such failure shall in no way affect the FIR Property or the rights to impose, collect, and adjust the FIR Charges.

PIR Property under a Final Financing Order and the interests of an assignee, bondholder, or financing party in that property under a financing agreement are not subject to setoff, counterclaim,

12-1969-ATS
12-2999-EL-UNC

surcharge, or defense by Ohio Power, including as a result of its failure to provide, past, present, or future services, or in connection with the bankruptcy reorganization, or other insolvency proceeding of Ohio Power, any affiliate, or any other entity.

(9)	Consistent with Section 4928.235, a Final Financing Order in this proceeding shall:

(a)	remain in effect until the PIR Bonds issued under the Order and all Financing Costs related to the bonds have been paid in full;

(b)
remain in effect and unabated notwithstanding the bankruptcy, reorganization, or insolvency of Ohio Power or its affiliate or the commencement of any judicial or nonjudicial proceeding on the Final Financing Order;

(c)
be considered irrevocable and the Commission may not reduce, impair, postpone, or terminate the PIR Charges authorized in the Final Financing Order or impair the property or the collection or recovery of the Phase-In Costs.

(10)
Consistent with Section 4928.235, Revised Code, subsequent to a Financing Order being issued or becoming final and taking effect, but before PIR Bonds have been issued, if marketing conditions are such that customers will not realize cost savings from the issuance of the PIR Bonds, Ohio Power shall not proceed with securitization under the Final Financing Order.

(11)
As provided in Section 4928.237, Revised Code, the Commission in exercising its powers and carrying out its duties regarding regulation and ratemaking may not do any of the following:  (1) consider FIR Bonds issued pursuant to this Financing Order to be the debt of Ohio Power, (2) consider the PIR Charges imposed, charged or collected under this Financing Order to be revenue of Ohio Power, (3) consider the PIR Charges or Financing Costs authorized under this Financing Order to be the costs of Ohio Power.

(12)
If any provision of Sections 4928.23 to 4928.2318, Revised Code, is held to be invalid or superseded, replaced, repealed, or expires for any reason such occurrence shall not effect any action allowed under this Financing Order in reliance of those sections to the extent that such action is taken by prior to any modifications to the applicable statutes.  Any such action shall remain in full force and effect.

FINDINGS OF FACT AND CONCLUSIONS OF LAW:

12-1969-ATS
12-2999-EL-UNC

(1)	Ohio Power is an EDU, as defined in Section 4928.02(A)(6), Revised Code.

(2)	Sections 4928.23 through 4928.2318, Revised Code, provide EDUs with the mechanism to securitize, through the issuance of PIR Bonds, previously approved deferred assets.

(3)
On July 31, 2012 Ohio Power filed an application requesting authority, pursuant to Sections 4928.23 through 4928.2318, Revised Code, to recover certain specified Phase-In Costs through the issuance of FIR Bonds.

(4)
On September 14, 2012, initial comments were filed by Staff and OCC.  On September 28, 2012, initial reply comments were filed by Ohio Power and OCC.  On January 4, 2013, initial supplemental comments were filed by Ohio Power and Staff.  On January 18, 2013, Supplemental Reply Comments were filed by Ohio Power and OCC.

(5)
The proposed securitization transaction, as discussed and amended by this Financing Order, results in, consistent with market conditions, both measurably enhancing cost savings to customers and mitigating rate impacts to customers as compared with previously approved recovery methods.

(6)	The proposed securitization transactions, as set forth in this Financing Order, are consistent with Section 4928.02, Revised Code.

ORDER:

It is, therefore,

ORDERED, That the application be approved consistent with the conditions set forth in this Financing Order.  It is, further,

ORDERED, That, consistent with this Financing Order, within ninety days after the date of the FIR Bond issuance, Ohio Power make a final reconciliation filing in 11-352 in order to address the remaining deferral balance of the DARR.  It is, further,

ORDERED, That Ohio Power be authorized to enter into transactions for the issuance of PIR Bonds and to assess and collect PIR Charges, as set forth in this Financing Order.  It is, further,

ORDERED, That Ohio Power file the applicable SPE agreement in accordance with the terms of this Financing Order.  It is, further,

12-1969-ATS
12-2999-EL-UNC

ORDERED, That Ohio Power file its Issuance Advice Letter with the accompanying certification consistent with this Financing Order.  It is, further,

ORDERED, That Ohio Power retain a financial advisor on behalf of the Commission consistent with this Order.  It is, further,

ORDERED, That, concurrent with the filing of the Issuance Advice Letter, the Commission’s financial advisor shall file its attestation consistent with this Order.  It is, further,

ORDERED, That all reports issued by the Commission’s financial advisor shall be docketed in this proceeding.  It is, further,

ORDERED, That Ohio Power file a confirmation upon the final issuance of the FIR Bonds consistent with this Financing Order.  It is, further,

ORDERED, That Ohio Power file its revised tariff sheets consistent with this Financing Order.  It is, further,

ORDERED, That the revised tariff sheets be considered approved upon the issuance of the PIR Bonds.  It is, further,

ORDERED, That Ohio Power modify its bill formats consistent with Case No. 12-2999.  It is, further,

ORDERED, That, consistent with this Financing Order, Ohio Power provide customer notice of the Phase-In Rider Charges.  It is, further,

ORDERED, That Ohio Power comply with the adjustment mechanism set forth in this Financing Order.  It is, further,

ORDERED, That, consistent with this Financing Order, each year on the anniversary date of the issuance of the PIR Bonds, Ohio Power should file a report reflecting the balance and activity in the capital subaccount.  It is, further,

ORDERED, That, consistent with this Financing Order, Ohio Power should address any final excess or deficit capital account balances as compared to the amount of capital contributed to the SPE.  It is, further,

ORDERED, That Ohio Power identify the indenture trustee at the time of the filing of the Issuance Advice Letter.  It is, further,

ORDERED, That a copy of this Financing Order be served upon all parties and interested persons of record in this case.

12-1969-ATS
12-2999-EL-UNC

THE PUBLIC UTILITIES COMMISSION OF OHIO

Todd A. Snitchler, Chairman

Steven D. Lesser		Andre T. Porter

Lynn Slaby		M. Beth Trombold

JSA/ BAM/ sc

Entered in the Journal

_____________________
_____________________
Barcy F. McNeal
Secretary

ATTACHMENT 1

FORM OF ISSUANCE ADVICE LETTER

__________day _____ __, 201_

Case No. 12-1969-EL-ATS

The Public Utilities Commission of Ohio

SUBJECT:  ISSUANCE ADVICE LETTER FOR PHASE-IN RECOVERY BONDS

Pursuant to the Financing Order issued In the Matter of the Application of Ohio Power Company for Authority to Issue Phase-in-Recovery Bonds and Impose, Charge and Collect Phase-in-Recovery Charges for Tariff and Bill Format Changes in Case No. 12- 1969-EL-ATS (the Financing Order), Applicant hereby submits, no later than noon on the second business day after the pricing of this series of PIR Bonds, the information referenced below.  The issuance Advice Letter is for the PIR Bonds series_____, tranches _____.  Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

PURPOSE:

This filing establishes the following:

(a)	The total amount of Phase-In Costs and Upfront Financing Costs being securitized;

(b)	Confirmation of compliance with issuance standards;

(c)	The actual terms and structure of the PIR Bonds being issued;

(d)	The initial Phase-In-Recovery Charges for retail users; and

(e)	The identification of the SPE

Case No. 12-1969-EL-ATS

PHASE-IN RECOVERY COSTS BEING SECURITIZED:

The total amount of Phase-In Costs and Upfront Financing Costs being securitized (the amount of the PIR Bonds) is presented in Attachment-1.

COMPLIANCE WITH ISSUANCE STANDARDS

The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the Phase-In Recovery (PIR) Bonds result in compliance with the standards set forth in the Financing Order.  These standards are:

1.
The total amount of Phase-In Recovery Charge revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using the existing cost recovery mechanism of the Applicant (the Deferred Asset Recovery Rider (“DARR”) authorized by the Commission on December 14, 2011.  Case Nos. 11-351-EL-AIR and 11352-EL-AIR.) (See Revised Staff Exhibit-A, Revised Attachment 2, Schedule C and D);

2.
The present value of the revenues expected to be billed under the Financing Order will not exceed the present value of revenue that would be expected to be billed using the existing cost recovery method of the Applicant; (See Revised Staff Exhibit-A, Revised Attachment 2, Schedule D);

3.
The PIR Bonds will be issued in one or more series comprised of one or more tranches having expected final maturities of approximately ___years and legal final maturities not exceeding _____ years from the date of issuance of such series (See Revised Staff Exhibit-A, Revised Attachment 2, Schedule A); and

The structuring and pricing of the PIR Bonds is certified by the Applicant to result in the PIR Bond charges as of the date of issuance consistent with market conditions and the terms set out in this Financing Order (See Revised Staff Exhibit-A, Revised Attachment 3) that demonstrates both measurably enhanced cost savings to customers and mitigates rate impacts to customers as compared with Applicant’s existing cost recovery methods previously approved by the Commission.

Case No. 12-1969-EL-ATS

ACTUAL TERMS OF ISSUANCE

PIR Bond Series:__________
PIR Bond Issuer:  [SPE}

Trustee:

Closing date:  __________, 201_

Bond ratings:  S&P AAA, Fitch AAA, Moody’s Aaa

Amount Issued:  $__________

PIR Bond Issuance Costs (upfront financing costs):  See Attachment 1
Schedule A

PIR Bond Support and Servicing (ongoing financing costs):  See Attachment 2
Schedule B

Tranche	Coupon Rate	Expected Final Maturity	Legal Final Maturity
A-1		____/___/_____	____/___/_____
A-2		____/___/_____	____/___/_____

Effective Annual Weighted Average Interest Rate of the PIR Bonds	____%
Life of Series:	____years
Weighted Average Life of Series:	____years
Call Provisions (including premium, if any):
Target Amortization Schedule:
Target Final Maturity Dates:
Legal final Maturity Dates:
Payments to Investors:	Semiannually Beginning _______, ___201
Initial annual Servicing Fee as a percent of original PIR Bond principal balance:	___%

Case No. 12-1969-EL-ATS

INITIAL PHASE-IN RECOVERY CHARGES
Table I below shows the current assumptions for each of the variables used in the calculation of the initial Phase-In Recovery Charges

TABLE I
Input Values For Initial Phase-In Recovery Charges
Applicable period: from _____, _____to_______,_____
Forecasted retail kWh sales for the applicable period:	_______
PIR Bond debt service for the applicable period:	$ _______
Percent of billed amounts expected to be charged-off	%
Forecasted % of Billing Paid in the Applicable Period:	%
Forecasted retail kWh sales billed and collected for the applicable period:
Current PIR Bond outstanding balance:	$_____. __
Target PIR Bond outstanding balance as of __/__/_____	$_______
Total Periodic Billing Requirement for applicable period:	$_______

Case No. 12-1969-EL-ATS

ATTACHMENT-1

SCHEDULE-A

Amount permitted to be Securitized by Financing Order
Total
Phase-In-Costs	$
Upfront Financing Costs	$
TOTAL AMOUNT SECURITIZED	$

Case No. 12-1969-EL-ATS

ATTACHMENT-1

SCHEDULE-B

ESTIMATED UP- FRONT FINANCING COSTS(1)

AMOUNT
1	Underwriters’ Fees
2	Legal Fees
3	Rating Agency Fees(2)
4	Company Advisor Fees & Expenses
5	Printing/Edgarizing
6	SEC Registration Fees(3)
7	Miscellaneous Administration Costs
8	Accountant Fees
9	Trustee’s/Trustee Counsel’s Fees
10	Financial Advisor’s Fees
10	TOTAL UP-FRONT FINANCING COSTS

(1)	Based on the PIR Bond issuance of $ comprised of the Company’s actual DARR balance as the date of issuance, plus actual upfront costs described above.
(2)	Based upon current fee schedules applied to issuance amount which change from time to time.
(3)	Based upon current fee level of $ applied to debt registered with SEC.

Case No. 12-1969-EL-ATS

ATTACHMENT-2

SCHEDULE-A

PIR BOND REVENUE REPAYMENT SCHEDULE

SERIES , TRANCHE
Payment Date	Principal Balance	Interest	Principal	Total Payment

SERIES , TRANCHE
Payment Date	Principal Balance	Interest	Principal	Total Payment

Case No. 12-1969-EL-ATS

ATTACHMENT-2
SCHEDULE-B
ONGOING FINANCING COSTS

ANNUAL AMOUNT
Ongoing Servicer Fee (The Company as Servicer) (0.10% of issuance amount) OR Ongoing Servicer Fee (Third Party as Servicer) (0.75% of issuance amount)
Administration Fees
Accountants Fees
Legal Fees/Expenses for Company’s/Issuer’s Counsel
Trustee’s/Trustee’s Counsel Fees & Expenses
Independent Manager’s Fees
Rating Agency Fees
Printing/EDGAR expenses
Miscellaneous
TOTAL ONGOING FINANCING COSTS

Note:  The amounts shown for each category of operating expense on this attachment are the expected expenses for the first year of the PIR bonds.  Phase-In Recovery Charges will be adjusted at least annually to reflect any changes in Ongoing Financing Costs through the true-up process described in the Financing Order.

Case No. 12-1969-EL-ATS

ATTACHMENT-2
SCHEDULE-C

SUMMARY OF PHASE-IN RECOVERY CHARGES

Year (a)	PIR Bond Payment1 (b)	Ongoing Financing Costs2 (c)	Total nominal Phase-In Recovery Charge Requirement3 (d)	Present Value of Phase-In Recovery Charges4 (e)

1	From Attachment 2, Schedule A.
2	From Attachment 2, Schedule B.
3	Sum of PIR Bond payments and ongoing financing costs, adjusted for applicable taxes, uncollectable and billing lags
4	The discount rate used is the weighted average effective annual interest rate of the PIR Bonds.

Case No. 12-1969-EL-ATS

ATTACHMENT-2
SCHEDULE-D

COMPLIANCE WITH THE NOMINAL AND PRESENT VALUE STANDARD1

	Existing DARR Rate2	Securitization Financing3	Savingst(Cost) of Securitization Financing
Nominal	$__________	$__________	$__________
Present Value	$__________	$__________	$__________

1	Calculated in accordance with the methodology used in the Application
2	Carrying Costs at 5.34%.
3	From Revised Attachment 2, Schedule C

Case No. 12-1969-EL-ATS

ATTACHMENT-3

CERTIFICATION OF COMPLIANCE

[OPCo Letterhead]

Date: _________ ___, 201_

Re:  Application of Ohio Power Company, Case No. 12-1969-EL-ATS

Applicant, Ohio Power Company, In the Matter of the Application of Ohio Power Company for Authority to Issue Phase-in-Recovery Bonds and Impose, Charge and Collect Phase-in-Recovery Charges for Tariff and Bill Format Changes in Case No. 12- 1969-EL-ATS (the Financing Order).  All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated                                                      , 201_, the Applicant has set forth the following particulars of the PIR Bonds:

Name of PIR Bonds: __________
PIR Bond Issuer:
SPE}
Trustee:
Closing date: __________, 201_
Amount Issued:  $__________

Expected Amortization Schedule:    See Revised Attachment 2, Schedule A to the Issuance Advice Letter

Distributions to Investors (quarterly or semi-annually):
Weighted Average Coupon Rate: ___%
Weighted Average Yield: ___%

The following actions were taken in connection with the design, structuring and pricing of the PIR Bonds:

<Insert actions actually taken here>

Case No. 12-1969-EL-ATS

Based upon the information reasonably available to the officers, agents, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing of the PIR Bonds, as described in the issuance advice letter, will result in the Phase-In-Recovery charges as of the date of issuance, consistent with market conditions and the terms set out in this Financing Order that both measurably enhances cost savings to customers and mitigates rate impacts to customers as compared with the DARR cost recovery methods previously approved for the Applicant.

The forgoing certifications do not mean that lower Phase-ln-Recovery charges could not have been achieved under different market conditions, or that structuring and pricing the PIR Bonds under conditions not permitted by the Financing Order could not also have achieved lower Phase-In-Recovery Charges.

Applicant is delivering this Certification to the Commission solely to assist the Commission in establishing compliance with the aforementioned standard.  Applicant specifically disclaims any responsibility to any other person for the contents of this Certification, whether such person claims rights directly or as third-party beneficiary.

Respectfully submitted,

OHIO POWER COMPANY

By:
Name:
Title:

BEFORE

THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of Ohio
Power Company for Authority to Issue
Phase-In-Recovery Bonds to Recover
Phase-In Costs and Financing Costs, and
Impose and Collect Phase-In-Recovery
Charges, and for Tariff and Bill Format
Approvals and for Commission Action.

	) ) ) ) ) ) )	Case No. 12-1969-EL-ATS
In the Matter of the Application of Ohio Power Company for Approval of a Change in Bill Format.	) ) )	Case No. 12-2999-EL-UNC

ENTRY ON REHEARING

The Commission finds:

(1)
Pursuant to its March 20, 2013, Financing Order, the Commission approved, subject to specific stated conditions, the application of Ohio Power Company (Ohio Power) for authority to issue Phase-In-Recovery Bonds (PIR), to recover Phase-In Costs and financing costs, to impose and collect Phase-In-Recovery Charges, and for approval of tariff and bill format amendments.

(2)	On April 4, 2013, Ohio Power filed an application for rehearing, including a request for an expedited ruling, regarding the Commission’s Financing Order.

(3)	On April 8, 2013, the Ohio Consumers’ Counsel filed a notice that it did not intend to file a memorandum contra to Ohio Power’s application for rehearing.

(4)
Section 4903.10, Revised Code, provides that any party who has entered an appearance in a proceeding may apply for rehearing with respect to any matter determined by the proceeding by filing an application within 30 days of the entry or the order in the Commission’s journal.  The Commission may grant and

12-1969-EL-ATS

hold rehearing on the matter specified in the application if, in its judgment, sufficient reason appears to exist.

(5)	The application for rehearing has been timely filed as required by Section 4903.10, Revised Code.

(6)
In its first and only assignment of error, Ohio Power asserts that the Financing Order places a line-item cap on ongoing financing costs that is impracticable and may adversely impact the costs of the PIR Bonds.  Ohio Power argues that an aggregate cap, as opposed to the approved line-item cap, allows for the savings to customers to be confirmed for the life of the securitization transaction while still enabling the special purpose entity (SPE), which implements the securitization, to react to circumstances that are out of its control.  Such circumstances include a change in Securities and Exchange Commission rules or review procedures that could impose additional compliance costs on the SPE (Memorandum in Support at 4).

Additionally, Ohio Power argues that the line-item cap approved in the Financing Order has not been a feature of prior Commission-approved securitization transactions.  Specifically, in Case No. 12-1465-EL-ATS (12-1465), the Commission approved a Financing Order for FirstEnergy that contained a five percent cap to ongoing Financing Costs.  The cap was to be applied on an aggregate basis and not on a line-item basis.  Ohio Power avers that when comparing the Commission’s Financing Order for Ohio Power to the Commission’s Financing Order for FirstEnergy, rating agencies may recognize the inconsistency between the two orders and that such an outcome could negatively impact interest costs.  Ohio Power’s application for rehearing requests that the Commission act consistently with its Financing Order for FirstEnergy in 12-1465, and apply the five percent cap to ongoing financing costs on an aggregate basis (Memorandum in Support at 6, 7).

(7)	Upon a review of the arguments raised by Ohio Power in its assignment of error, the Commission finds that the application for rehearing should be granted. The Commission notes that

12-1969-EL-ATS

on page 31, subheading D, of the Financing Order, the Commission provided a more detailed analysis of upfront and ongoing financing costs than it did in the Financing Order for FirstEnergy in 12-1465.  This analysis of upfront and ongoing financing costs explains how the Commission arrived at its decision to establish and approve a cap on upfront and ongoing financing costs.  The Commission’s analysis included the Commission’s review of the comments filed in the case by Commission Staff and the Ohio Consumers’ Counsel.  In this case, both the Commission Staff and the Ohio Consumers’ Counsel filed comments addressing Ohio Power’s application.  The Commission notes that the analysis of upfront and ongoing financing costs in the Financing Order are for the purposes of providing insight into the Commission’s decision and providing clarity to Ohio Power, FirstEnergy, and future applicants for authority to issue PIR Bonds.

After the analysis of the filed comments, the Financing Order stated that the cap to upfront financing costs should be applied on an aggregate basis, consistent with Ohio Power’s application at its Second Revised Exhibit B in its Supplemental Initial Comments.  However, the Commission indicated that for ongoing financing costs the cap should be applied on a line-item basis.  The Commission recognizes that applying the cap to ongoing financing costs on a line-item basis is not only inconsistent with the Commission’s treatment of upfront financing costs but also inconsistent with its finding in 12-1465.  Therefore, the Commission clarifies here that the caps to upfront and ongoing financing costs should be applied on an aggregate basis consistent with the Second Revised Exhibit B to Ohio Power’s Supplemental Initial Comments filed on January 4, 2013.

(8)
Upon a review of the arguments raised by Ohio Power, the Commission finds that the application for rehearing should be granted.  Specifically, the Commission notes that the final two sentences of the first full paragraph on page 31 of the March 20, 2013, Financing Order state that:

12-1969-EL-ATS

The Commission finds that the ongoing Financing Costs should not exceed the estimated ongoing Financing Costs by more than 5 percent.  The Commission finds that, rather than the methodology utilized by Ohio Power in Revised Exhibit B of its Supplemental Initial Comments of January 4, 2013, pursuant to which a 5 percent cap would be applied to the aggregate amount of the ongoing Financing Costs, the 5 percent cap is to be applied on a line item basis so that the amount for each of the ongoing Financing Costs should not exceed the estimated line-item amount by more than 5 percent.

The Commission finds that the aforementioned sentences should be removed and revised as follows:

The Commission finds that the ongoing Financing Costs discussed in this Financing Order should not exceed five percent of the amounts reflected in Second Revised Ex. B of Ohio Power’s Supplemental Initial Comments of January 4, 2013.

Aside from revising this paragraph for consistency purposes, this revision indicates the Commission’s intention that the five percent cap should be applied on an aggregate basis, and not on a line-item basis.

It is, therefore,

ORDERED, That the application for rehearing be granted in accordance with the findings set forth above.  It is, further,

ORDERED, That the March 20, 2013, Financing Order be amended to provide for the revised sentences and corrections as set forth in this entry on rehearing.  It is, further,

ORDERED, That a copy of this Entry On Rehearsing be served upon all parties of record.

12-1969-EL-ATS

THE PUBLIC UTILITIES COMMISSION OF OHIO

/s/ Todd A. Snitchler
Todd A. Snitchler, Chairman

/s/ Steven D. Lesser		/s/ Andrew T. Porter
Steven D. Lesser		Andre T. Porter

/ Lynn Slaby		/s/ M. Beth Trombold
Lynn Slaby		M. Beth Trombold

BAM/JSA/vrm/sc

Entered in the Journal

April 10, 2013

/s/ Barcy F. McNeal
Barcy F. McNeal
Secretary